Exhibit 10.21

U.S. $225,000,000

AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT,

dated as of December 22, 2003,

among

ROYSTER-CLARK, INC.,

as the Borrower,

CERTAIN SUBSIDIARIES OF ROYSTER-CLARK, INC.

as the Co-Borrowers

VARIOUS FINANCIAL INSTITUTIONS,

as the Lenders,

U.S. BANK NATIONAL ASSOCIATION,

as the Administrative Agent, a Collateral Agent and a Lead Arranger,

THE CIT GROUP/BUSINESS CREDIT, INC.,

as a Collateral Agent and a Lead Arranger

and

BANK OF AMERICA, N.A.

as a Lead Arranger

AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of December 22, 2003, among ROYSTER-CLARK, INC., a Delaware corporation (the “Borrower”), ROYSTER-CLARK RESOURCES, LLC, a Delaware limited liability company, ROYSTER-CLARK AGRIBUSINESS, INC. (f/k/a IMC AgriBusiness, Inc.), a Delaware corporation, ROYSTER-CLARK NITROGEN, INC. (f/k/a IMC Nitrogen Company), a Delaware corporation, (individually a “Co-Borrower” and collectively, the “Co-Borrower’s”), the various financial institutions as are or may become parties hereto (individually a “Lender” and collectively, the “Lenders”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), as the administrative agent (the “Agent”). This Amended and Restated Revolving Credit Agreement amends and restates the Revolving Credit Agreement dated as of April 22, 1999, together with the First, Second and Third Amendments thereto (the “Original Credit Agreement”).

WITNESSETH:

WHEREAS, certain principals of the Borrower and 399 Venture Partners, Inc., a Delaware corporation (“399VP”), own all of the issued and outstanding Capital Stock of Royster-Clark Group, Inc., a Delaware corporation (“Parent”);

WHEREAS, Parent owns all of the issued and outstanding Capital Stock of the Borrower and the Borrower, directly or indirectly owns all of the equity interests of several subsidiaries, including all of the Co-Borrowers;

WHEREAS, in connection with the ongoing working capital and general corporate needs of the Borrower and the Co-Borrowers, the Parent, the Borrower and the Co-Borrowers desire that the Borrower and the Co-Borrowers obtain the following financing facilities from the Lenders:

a. a Revolving Loan Commitment (to include availability for Revolving Loans, Swing Line Loans and Letters of Credit) pursuant to which Borrowings of Revolving Loans, in a maximum aggregate principal amount (together with all Swing Line Loans and Letter of Credit Outstandings) not to exceed $225,000,000, will be made on and subsequent to the Effective Date but prior to the Revolving Loan Commitment Termination Date;

b. a Letter of Credit Commitment pursuant to which the Issuer will issue Letters of Credit for the account of the Borrower and the Co-Borrowers from time to time on and subsequent to the Effective Date but prior to the Revolving Loan Commitment Termination Date in a maximum aggregate Stated Amount at any one time outstanding not to exceed $20,000,000; and

c. a Swing Line Loan Commitment pursuant to which Borrowings of Swing Line Loans, in an aggregate outstanding principal amount not to exceed $25,000,000, will be made subsequent to the Effective Date but prior to the Revolving Loan Commitment Termination Date; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend such Commitments, make such Loans to the Borrower and the Co-Borrowers and issue (or participate in) such Letters of Credit;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“399VP” is defined in the first recital.

“399VP Notes” means the non-cash pay junior subordinated notes issued by Parent on or about the date of the Original Credit Agreement, with an original aggregate outstanding principal amount equal to $10,000,000 and payable to certain affiliates of 399VP.

“Account” means any account (as that term is defined in Section 9-102 of the UCC) of the Borrower and the Co-Borrowers arising from the sale or lease of goods or rendering of services.

“Account Debtor” is defined in clause (b) of the definition of “Eligible Account”.

“Acquired Borrowing Base Assets” is defined in clause (b)(iii) of the definition of “Permitted Acquisition”.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a) to vote 10% or more of the Capital Stock (on a fully diluted basis) of such Person having ordinary voting power for the election of directors or managing general partners, or

(b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Agent pursuant to Section 9.4.

“Agent’s Fee Letter” means the confidential fee letter, dated December 22, 2003, among the Borrower and U.S. Bank, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Agreement” means, on any date, this Amended and Restated Revolving Credit Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Alternate Base Rate” means, for any day and with respect to all Base Rate Loans, the higher of:

(a) 0.50% per annum above the latest Federal Funds Rate and

(b) the rate of interest in effect for such day as most recently publicly announced or established by the Agent in Minneapolis, Minnesota (or such other place of business as may be designated by the Agent or any successor Agent) as its “Prime Rate”.

The “Prime Rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. The “Prime Rate” is not necessarily the lowest rate offered by the Agent. Any change in the “Prime Rate” established or announced by the Agent shall take effect at the opening of business on the day of such establishment or announcement by the Agent.

“Applicable Commitment Fee” means, for each day from the Closing Date a fee which shall accrue at the applicable rate per annum set forth below under the column entitled “Applicable Commitment Fee”, determined by reference to the applicable Interest Coverage Ratio referred to below:

Interest Coverage Ratio	Applicable Commitment Fee
Any Interest Coverage Ratio	0.500%

Until receipt of the Compliance Certificate for the reporting period ending on December 31, 2003, the Applicable Commitment Fee shall be 0.500%. Thereafter, the Interest Coverage Ratio used to compute the Applicable Commitment Fee shall be as set forth in the Compliance Certificates delivered by the Borrower to the Agent as follows. Changes in the Applicable Commitment Fee resulting from a change in the

Interest Coverage Ratio shall become effective ten (10) Business Days after the due date of the Compliance Certificate delivered by the Borrower to the Agent pursuant to clause (c) of Section 7.1.1. If the Borrower shall fail to deliver a Compliance Certificate within the number of days required pursuant to clause (c) of Section 7.1.1 (without giving effect to any grace period), then effective ten (10) Business Days after the due date of the Compliance Certificate, the Applicable Commitment Fee from such day to, but not including the 10th Business Day after the Borrower delivers to, the Agent an appropriately completed Compliance Certificate shall conclusively equal the highest Applicable Commitment Fee set forth above.

“Applicable Margin” means at all times during the applicable periods set forth below (a) with respect to the unpaid principal amount of each Loan maintained as a Base Rate Loan, the applicable percentage set forth below under the column entitled “Applicable Margin for Base Rate Loans” and (b) with respect to the unpaid principal amount of each Loan maintained as a LIBO Rate Loan, the applicable percentage set forth below under the column entitled “Applicable Margin for LIBO Rate Loans”, in each case, determined by reference to the applicable Interest Coverage Ratio referred to below:

Interest Coverage Ratio	Applicable Margin For Base Rate Loans	Applicable Margin For LIBO Rate Loans
Greater than 2.125:1	0.75%	2.50%
Greater than 1.875:1 but less than or equal to 2.125:1	1.00%	2.75%
Greater than 1.750:1 but less than or equal to 1.875:1	1.25%	3.00%
Greater than 1.625:1 but less than or equal to 1.750:1	1.50%	3.25%
Less than or equal to 1.625:1	1.75%	3.50%

Until receipt of the Compliance Certificate for the reporting period ending on December 31, 2003, the Applicable Margin for Base Rate Loans and the Applicable Margin for LIBO Rate Loans shall be 1.25% and 3.00%, respectively. Thereafter, the Interest Coverage Ratio used to compute the Applicable Margin shall be as set forth in the Compliance Certificates delivered by the Borrower to the Agent as follows. Changes in the Applicable Margin resulting from a change in the Interest Coverage Ratio shall become effective ten (10) Business Days after the due date of the Compliance Certificate delivered by the Borrower to the Agent pursuant to clause (c) of Section 7.1.1. If the Borrower shall fail to deliver a Compliance Certificate within the number of days required pursuant to clause (c) of Section 7.1.1 (without giving effect to any grace period), then effective ten (10) Business Days after the due date of the Compliance Certificate, the Applicable Margin from such day to, but not including the 10th Business Day after the Borrower delivers to, the Agent an appropriately completed Compliance Certificate shall conclusively equal the highest Applicable Margin set forth above.

“Assignee Lender” is defined in Section 10.11.1.

“Assignor Lender” is defined in Section 10.11.1.

“Authorized Officer” means, relative to any Obligor, those of its officers whose signatures and incumbency shall have been certified to the Agent and the Lenders pursuant to Section 5.1.1.

“Bank Products” means any of the following services or facilities extended to the Borrower or any Co-Borrower by the Agent, any Lender or any of their Affiliates: (a) credit cards; (b) cash management, including controlled disbursement services, automatic clearing house transfer of funds and overdrafts; and (c) facilities and services resulting in Hedging Obligations, including services or facilities extended under Rate Protection Agreements.

“Bank Products Agreements” means all documents and agreements relating to Bank Products.

“Bank Products Obligations” means, with respect to any Person, all liabilities of such Person under any Bank Products Agreements.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Borrower” is defined in the preamble.

“Borrower Pledge and Security Agreement” means the Pledge Agreement executed and delivered by an Authorized Officer of the Borrower pursuant to the Original Credit Agreement, substantially in the form of Exhibit F-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Borrowing” means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

“Borrowing Base Amount” means, at anytime, the sum (without duplication) of

(a) the Net Asset Value of all Eligible Accounts at such time as determined in accordance with clause (a) of the definition of “Net Asset Value” and as certified by the Borrower in the most recently delivered Borrowing Base Certificate;

plus

(b) the Net Asset Value of Eligible Inventory at such time as determined in accordance with clause (b) and clause (c) of the definition of “Net Asset Value” and as certified by the Borrower in the most recently delivered Borrowing Base Certificate;

minus

(c) the aggregate amounts of Net Disposition Proceeds and Net Casualty Proceeds paid or payable by Borrower in accordance with clause (d) or clause (g) of Section 3.1.1, respectively, with regard to Fixed Assets that are or were subject to a Lien to secure the Obligations provided, that such deduction of Net Casualty Proceeds shall be reversed if and when both of the following occur (i) the Borrower notifies the Agent no later than 60 days following the receipt of such Net Casualty Proceeds of the Borrower’s or Co-Borrower’s good faith intention to draw Revolving Loans (in accordance with the terms of this Agreement) up to the amount such Net Casualty Proceeds for the rebuilding or replacement of such damaged, destroyed or condemned assets or property and (ii) such Person in fact uses such Revolving Loans to begin rebuilding or replacing the damaged, destroyed or condemned assets or property within 180 days following the receipt of such Net Casualty Proceeds and continues diligently to complete such rebuilding or replacement of such damaged, destroyed or condemned assets or property within the time reasonably required therefore (the “Rebuilding and Replacement Work”), with the amount of Net Casualty Proceeds unused after the completion of such Rebuilding and Replacement Work continuing to be deducted pursuant to this clause (c); provided, further, however, the replaced or acquired asset must be subject to a first priority Lien to secure the Obligations, satisfactory in all respects to the Collateral Agents.

“Borrowing Base Certificate” means a certificate duly completed and executed by the treasurer, assistant treasurer, chief accounting or financial Authorized Officer of the Borrower, substantially in the form of Exhibit E-2 hereto, together with such changes thereto as the Agent may from time to time reasonably request for the purpose of accurately determining the Borrowing Base as in effect from time to time or for the purpose of corresponding to other amendments to this Agreement or changes in circumstances permitted under this Agreement.

“Borrowing Request” means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-1 hereto.

“Business Day” means any day which is neither a Saturday nor Sunday nor a legal holiday on which banks are authorized or required to be closed in New York City or Minneapolis, Minnesota, and, with respect to Borrowings of, Interest Periods with respect to, payments of principal and interest in respect of, and conversions of Base Rate Loans into, LIBO Rate Loans, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Expenditures” means for any period, the sum, without duplication, of the aggregate amount of all expenditures of the Borrower and the Co-Borrowers for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.

“Capital Stock” means, with respect to any Person,

(a) any and all shares, interests, participations, rights or other equivalents of or interests in (however designated) corporate or capital stock, including shares of preferred or preference stock of such Person,

(b) all partnership interests (whether general or limited) in such Person,

(c) all membership interests or limited liability company interests in such Person, and

(d) all other equity or ownership interests in such Person of any other type.

“Capitalized Lease Liabilities” means, without duplication, all monetary obligations of the Borrower and the Co-Borrowers under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or penalty.

“Cash Collateralize” means, with respect to a Letter of Credit, the payment to the Agent of immediately available funds in an amount equal to one hundred five percent (105%) of the Stated Amount of such Letter of Credit, deposited in a cash collateral account with the Agent or its designee on terms satisfactory to the Agent.

“Cash Equivalent Investment” means, at any time:

(a) any direct obligation of (or unconditionally guaranteed or insured by) the United States of America or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States of America or a State thereof) maturing not more than one year after such time,

(b) commercial paper maturing not more than 270 days from the date of issue, which is issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s; or (ii) any Lender (or its holding company);

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either (i) any bank organized under the laws of the United States (or any State thereof) and which has (A) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus greater than $500,000,000; or (ii) any Lender;

(d) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a); and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; or

(e) any money market or similar fund the assets of which are comprised exclusively of any of the items specified in clauses (a) through (c) above and as to which withdrawals are permitted at least every 90 days.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of any property of the Borrower and the Co-Borrowers.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Control” means

(a) the failure of the Borrower at any time to own (directly or indirectly), free and clear of all Liens and encumbrances (other than Liens permitted to exist under clauses (a), (e) and (h) of Section 7.2.3), all right, title and interest in 100% of the Capital Stock of each of the Co-Borrowers;

(b) the failure of Parent at any time to own (directly or indirectly), free and clear of all Liens and encumbrances (other than Liens permitted to exist under clauses (a), (e), and (h) of Section 7.2.3), all right, title and interest in 100% of the Capital Stock of the Borrower;

(c) any Person, or two or more Persons acting in concert (other than Francis P. Jenkins and his controlled Affiliates), individually or collectively, acquiring a greater percentage of the beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of the voting Capital Stock of Parent on a fully diluted basis other than 399VP, CVC and each of their controlled Affiliates, collectively;

(d) the failure of 399VP, CVC and each of their controlled Affiliates, collectively, to hold at least 37.5% of the voting Capital Stock of the Parent held by such Persons, collectively, on the Closing Date, subject to any stock splits, distributions, redemptions or repurchases;

(e) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors; or

(f) any “Change of Control” as such term is defined in the First Mortgage Note Indenture.

“Closing Date” means December 22, 2003.

“Closing Date Certificate” means a certificate of an Authorized Officer of the Borrower substantially in the form of Exhibit D-2 hereto, delivered pursuant to Section 5.1.6.

“Co-Borrowers” is defined in the preamble.

“Collateral Agents” means The CIT Group/Business Credit, Inc., so long as it is a Lender, and the Agent.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Combine” and “Combination” are defined in Section 7.2.8.

“Commitment” means, as the context may require, a Lender’s Revolving Loan Commitment, Swing Line Loan Commitment or Letter of Credit Commitment.

“Commitment Amount” means, as the context may require, the Revolving Loan Commitment Amount, the Swing Line Loan Commitment Amount or the Letter of Credit Commitment Amount.

“Commitment Termination Event” means

(a) the occurrence of any Event of Default described in clauses (a) through (e) of Section 8.1.9 with respect to any Obligor, or

(b) (i) the occurrence and continuance of any other Event of Default and (ii) the declaration by the Agent to the Borrower of all or any portion of the Loans to be due and payable and the giving of notice by the Agent to the Borrower that the Commitments have been terminated, in each case acting at the direction of the Required Lenders pursuant to Section 8.3.

“Commodity Hedging Agreements” means with respect to any Person, all liabilities of such Person under exchange agreements, swap agreements, cap agreements, future agreements, forward agreements and all other agreements or arrangements designed to protect such Person against fluctuations in commodity prices.

“Compliance Certificate” means a certificate duly completed and executed by the president, chief executive, treasurer, controller or chief financial Authorized Officer of the Borrower, substantially in the form of Exhibit E-1 hereto, together with such changes thereto as the Agent may from time to time reasonably request for the purpose of monitoring the Borrower’s compliance with the financial covenants from time to time contained herein or for the purpose of corresponding to other amendments to this Agreement or changes in circumstances permitted under this Agreement.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of Capital Stock of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who:

(a) was a member of such Board on the date hereof; or

(b) was nominated for election or elected to such Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Credit Extension” means, as the context may require,

(a) the making of a Loan by a Lender or

(b) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any previously issued Letter of Credit, by the Issuer.

“Credit Extension Request” means, as the context may require, any Borrowing Request or Issuance Request.

“Crop Term Accounts” means Accounts as to which the Borrower or any Co-Borrower grants certain Account Debtors extended payment due dates of not later than the end of the Crop Year in which such Accounts arise.

“Crop Year” means October 1 through September 30 of the next succeeding year for winter wheat, or January 1 through January 31 of the next succeeding year for all other crops.

“Customer Deposit” means a deposit received by the Borrower or the Co-Borrowers from a customer of the Borrower or the Co-Borrowers in payment for the future delivery of Inventory.

“CVC” means Citicorp Venture Capital Ltd., a New York corporation and an Affiliate of 399VP.

“Debt” means, without duplication, the outstanding principal amount of all Indebtedness of the Borrower and the Co-Borrowers that is of the type referred to in clauses (a), (b), (c) and (e) of the definition of “Indebtedness” and any Contingent Liability in respect of any of the foregoing.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Default Period” means the period of time commencing at the beginning of the first Business Day after the delivery of a “Notice of Default” to the Agent in accordance with Section 9.9 and continuing until the Default or Event of Default described therein is cured or waived, as the case may be, in accordance with the terms of this Agreement.

“Disbursement” is defined in Section 2.6.2.

“Disbursement Date” is defined in Section 2.6.2.

“Disbursement Due Date” is defined in Section 2.6.2.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I-2, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.

“Disposition” (or correlative words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrower’s or the Co-Borrower’s assets (including accounts receivables, and Capital Stock of any Co-Borrower) to any other Person (other than to another Obligor) in a single transaction or series of related transactions.

“Dollar” and the sign “$” mean lawful money of the United States.

“EBITDA” means, for any applicable period, the sum (without duplication) for the Borrower and the Co-Borrowers on a consolidated basis of:

(a) Net Income,

plus

(b) the amount deducted, in determining Net Income, representing amortization (including any amount of deferred financing fees written off),

plus

(c) the amount deducted, in determining Net Income, representing all income Taxes (whether paid in cash or deferred),

plus

(d) the amount deducted, in determining Net Income, representing Interest Expense,

plus

(e) the amount deducted, in determining Net Income, representing depreciation of assets,

plus

(f) the amount deducted, in determining Net Income, representing non-cash non-operating losses (including without limitation, extraordinary or nonrecurring losses, losses from discontinuance of operations and losses arising from the sale of assets other than Inventory), not to exceed $10,000,000 in the aggregate of such non-cash non-operating losses other than write offs of goodwill or tax assets, minus

(g) the amount included, in determining Net Income, representing non-operating (cash and non-cash) gains (including without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory).

Notwithstanding the foregoing, with respect to EBITDA calculated for a four Fiscal Quarter period, EBITDA shall be adjusted to include the Permitted Acquisition(s) made during an included Fiscal Quarter, as if such Permitted Acquisition(s) had been made at the beginning of such four Fiscal Quarter period (such adjustments to be satisfactory to the Agent).

“Effective Date” means December 23, 2003, provided this Agreement has become effective pursuant to Section 10.8.

“Eligible Account” means, an Account of the Borrower or a Co-Borrower, meeting the following criteria. Each Collateral Agent shall have the right, after consultation with the other Collateral Agent, in the exercise of its reasonable unilateral discretion, to determine whether an Account is eligible for inclusion in the Borrowing Base at any particular time. Without limiting the Collateral Agents’ right to determine that an Account does not constitute an Eligible Account, an Account shall not be an Eligible Account unless the following specific criteria are satisfied:

(a) the Borrower or such Co-Borrower owns such Account free and clear of all Liens other than any Lien in favor of the Agent granted pursuant to this Agreement or another Loan Document (and the Agent shall have a first-priority (other than inchoate statutory Liens otherwise permitted by Section 7.2.3) perfected Lien on such Account);

(b) such Account is a legal, valid, binding and enforceable obligation of the Person obligated under such Account (the “Account Debtor”) (except as such enforceability may be, at any time of determination, limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity);

(c) such Account is not subject to any bona fide dispute, setoff, counterclaim or other claim or defense on the part of the Account Debtor or any other Person denying liability under such Account; provided, however, that any such Account shall constitute an Eligible Account to the extent it is not subject to any such dispute, setoff, counterclaim or other claim or defense;

(d) the Borrower or such Co-Borrower has the full and unqualified right to assign and grant a Lien in such Account to the Agent as security for the Obligations (and the Agent shall have a first-priority (other than inchoate statutory Liens otherwise permitted by Section 7.2.3) perfected Lien on such Account);

(e) such Account is evidenced by an invoice rendered to the Account Debtor (which shall include computer records) or is reflected by computer records maintained by the Borrower or such Co-Borrower evidencing such Account and is not a “bill and hold” Account or evidenced by any instrument or chattel paper (as the terms “instrument” and “chattel paper” are defined in Section 9-102 of the UCC) unless such instrument or chattel paper has been delivered to the Agent pursuant to any Pledge and Security Agreement;

(f) with respect to such Account, no Account Debtor is (i) an Affiliate of the Borrower or any Co-Borrower (other than Conetoe Chemical, Inc. and George Smith AG Services, Inc., and any 399VP-related company which is deemed an Affiliate solely by reason of 399VP’s common ownership interest in each of Parent and such

399VP-related company), or (ii) the subject of any reorganization, bankruptcy, receivership, custodianship, insolvency or other condition analogous with respect to such Account Debtor to those described in clauses (a) through (d) of Section 8.1.9;

(g) such Account is not Past Due;

(h) such Account is not an Account owing by an Account Debtor having, at the time of any determination of Eligible Accounts, Past Due Accounts which exceed 35% of the aggregate outstanding amount of all of such Account Debtor’s Accounts (other than any Accounts which are the subject of bona fide disputes between such Account Debtor and the Borrower or such Co-Borrower, as the case may be);

(i) with respect to the Account Debtor under such Account, neither the Borrower nor any such Co-Borrower is indebted to such Account Debtor (including any Person who has a Customer Deposit with the Borrower or any Co-Borrower), unless the Borrower or such Co-Borrower and such Account Debtor have entered into an agreement whereby the Account Debtor is prohibited from exercising any right of setoff with respect to the Accounts of the Borrower or such Co-Borrower, provided, that in any event, if such an agreement prohibiting setoff rights with respect to any such Account is not delivered by the Account Debtor, then only up to the amount that the Borrower or such Co-Borrower is indebted to such Account Debtor under such Account shall be excluded as an Eligible Account pursuant to this clause;

(j) such Account arises from a sale to an Account Debtor located within the United States, unless the Account Debtor’s obligations (or that portion of such obligations which is acceptable to the Agent) with respect to a sale to an Account Debtor not located within the United States are secured by a letter of credit, guaranty or eligible bankers’ acceptance having terms, and from such issuers and confirmation banks, as are reasonably acceptable to the Agent; provided that Accounts arising from sales to Account Debtors located within Canada, other than in the Province of Quebec, need not be so secured up to an aggregate amount of $2,000,000 at any time outstanding;

(k) such Account is not an Account owing by an Account Debtor having, at the time of any determination of Eligible Accounts, in excess of 5% of the aggregate face amount of all Eligible Accounts of all Account Debtors;

(l) such Account is not an Account which arose as a result of the sale of consigned inventory owned by a third party; and

(m) such Account is not a Rebate Receivable;

provided, however, that, with respect to any Eligible Account which is subject to a discount or a rebate to be granted to the Account Debtor, the amount of such discount or rebate, as the case may be, shall be excluded from the value of such Eligible Account dollar-for-dollar.

“Eligible Inventory” means, Inventory of the Borrower or a Co-Borrower, located in the United States arising in the ordinary course of business and meeting the following criteria. Each Collateral Agent shall have the right, after consultation with the other Collateral Agent, in the exercise of its reasonable unilateral discretion, to determine whether Inventory is eligible for inclusion in the Borrowing Base at any particular time. Without limiting the Collateral Agents’ right to determine that Inventory does not constitute Eligible Inventory, Inventory shall not be Eligible Inventory unless the following specific criteria are satisfied:

(a) the Borrower or such Co-Borrower owning such Inventory, as the case may be, has full and unqualified right to assign and grant, and has assigned and granted, a perfected Lien in such Inventory to the Agent as security for the Obligations (and the Agent shall have a perfected, first-priority Lien on such Inventory);

(b) the Borrower or such Co-Borrower owns such Inventory free and clear of all Liens other than any Lien in favor of the Agent granted pursuant to this Agreement or another Loan Document and other than inchoate statutory Liens otherwise permitted by Section 7.2.3;

(c) none of such Inventory is obsolete, unsalable, damaged or otherwise unfit for sale or consumption or further processing;

(d) none of such Inventory is in the possession of a third party (other than any Inventory Agent pursuant to clause (e) below) unless such Inventory is (i) at a location listed on Schedule III-2 hereto (which Schedule III-2 may be modified and/or supplemented from time to time with notice to and consent from the Agent), and for which the Agent has received a bailee letter satisfactory to the Agent, executed by such third party, or (ii) covered by negotiable warehouse receipts or negotiable bills of lading issued by either (A) a warehouseman licensed and bonded by the United States Department of Agriculture or any state’s equivalent Governmental Authority or (B) a recognized carrier having an office in the United States and in a financial condition reasonably acceptable to the Agent, and which receipts or bills of lading, in any case, designate the Agent directly or by endorsement as the only Person to which the warehouseman or carrier is legally obligated to deliver such Inventory;

(e) none of such Inventory is in the possession of any Inventory Agent unless (i) such Inventory Agent has been previously approved by the Agent in writing, (ii) such Inventory is stored at a location listed on Schedule III-2 hereto and (iii) the Borrower has complied, to the satisfaction of the Agent and its counsel, with the filing requirements of Article 9 of the UCC with respect to such Inventory;

(f) none of such Inventory in excess of an aggregate book value of $10,000,000 is located at a facility or facilities leased from a single landlord unless the Borrower has provided a landlord waiver to the satisfaction of the Agent and its counsel;

(g) none of such Inventory shall consist of pallets, bags or other supplies; and

(h) none of such Inventory shall include Prepaid Inventory.

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“Equalization Transfer” is defined in clause (b) of Section 2.8.

“Equipment Disposition” means the sale, trade or other disposition, in the ordinary course of business, of worn out or obsolete equipment of the Borrower or any Co-Borrower that is subject to a Lien to secure the Obligations, not exceeding $500,000 of book value in the aggregate in any fiscal year of Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.

“Event of Default” is defined in Section 8.1.

“Excess Availability” means, at any time of determination, the amount which is

(a) the lesser of (i) the Revolving Loan Commitment Amount and (ii) the then existing Borrowing Base Amount less

(b) the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans, together with the aggregate amount of all Letter of Credit Outstandings.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Farmarkets Subsidiaries” means, collectively, each of Royster-Clark Realty LLC, Royster-Clark and AgriBusiness Realty LLC, each a Delaware limited liability company to which the Borrower and certain of its Subsidiaries have transferred Fixed Assets to secure the First Mortgage Notes.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to

(a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Filing Agent” is defined in Section 5.1.9.

“Filing Statements” is defined in Section 5.1.9.

“First Mortgage Note Documents” means, collectively, the First Mortgage Note Indenture and each of the other loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing the terms of the First Mortgage Notes, as amended, supplemented, amended, restated and otherwise modified from time to time in accordance with Section 7.2.10.

“First Mortgage Note Indenture” means the Indenture, dated as of April 22, 1999, among the Borrower, the guarantors party thereto and United States Trust Company of New York, as Trustee, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.10.

“First Mortgage Notes” means, the 10 1/4% First Mortgage Notes due 2009 of the Borrower, and including any first mortgage notes of the Borrower with substantially identical terms exchanged therefor pursuant to a registration statement under the Securities Act of 1933, as amended.

“Fiscal Month” means any fiscal month of a Fiscal Year.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., “2002 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such Fiscal Year.

“Fixed Assets” includes

(a) the equity interests of each of the Farmarkets Subsidiaries,

(b) the real property, buildings, structures and other improvements to any of the foregoing, of the Borrower and its Subsidiaries and to the extent any of the following items of property constitute fixtures and/or equipment under applicable laws, all fixtures, fittings, appliances, apparatus, equipment, machinery, building and construction materials and other articles of every kind and nature whatsoever and all replacements thereof, now or hereafter affixed or attached to, placed upon or used in any way in connection with the complete and comfortable use, enjoyment, occupation, operation, development and/or maintenance of the real property of the Borrower or such Subsidiary or such buildings. structures and other improvements and

(c) any general intangibles or other rights (including contract rights and intellectual property) directly relating to the use and possession of any of the foregoing.

“Fixed Charge Coverage Ratio” means, at the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately prior Fiscal Quarters of:

(a) EBITDA for all such Fiscal Quarters,

less

(b) the sum of Capital Expenditures for all such Fiscal Quarters (excluding to the extent included, Capital Expenditures incurred in part or in whole by payment of the purchase price with respect to a Permitted Acquisition), less

(c) the sum of Taxes paid in cash by the Borrower and the Co-Borrowers for all such Fiscal Quarters,

to

(d) the sum of Interest Expense and Long Term Debt Payments paid in cash for all such Fiscal Quarters.

“Foreign Subsidiary” means a Subsidiary of the Borrower that is not a Subsidiary incorporated or organized in or under the laws of the United States or any State thereof.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” is defined in Section 1.4.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Great Plains Indebtedness” means the indebtedness of the Borrower to Great Plains Funding Corporation under the Form of Debt Agreement approved by the

Required Lenders under the Original Credit Agreement, whereby the Borrower or one or more of the Co-Borrowers will borrow money on an unsecured basis, up to an aggregate amount outstanding not to exceed $45,000,000, to facilitate the purchase of goods from Monsanto Company.

“Hazardous Material” means

(a) any “hazardous substance” as defined by CERCLA; or

(b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended; or

(c) any pollutant or contaminant or hazardous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous or toxic waste, substance or material, all as amended.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, Commodity Hedging Agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“herein”, “hereof’, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Immaterial Subsidiary” means any Subsidiary of the Borrower which

(a) is restricted, pursuant to its Organic Documents, from executing the Subsidiary Guaranty and

(b) (i) accounted for less than 5% of EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Fiscal Quarter with respect to which, pursuant to Section 7.1.1, financial statements have been, or are required to have been, delivered by the Borrower on or before the date as of which any such determination is made, as reflected in such financial statements, and (ii) has assets which represent less than 5% of the consolidated gross assets of the Borrower and its Subsidiaries as of the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 7.1.1, financial statements have been, or are required to have been, delivered by the Borrower on or before the date as of which any such determination is made, as reflected in such financial statements.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Obligor, any qualification or exception to such opinion or certification

(a) which is of a “going concern” or similar nature,

(b) which relates to the limited scope of examination of matters relevant to such financial statement, or

(c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause such Obligor to be in default of any of its obligations under Section 7.2.4.

“including” and “include” mean including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Incur” is defined in Section 7.2.2.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person incurred in connection with obtaining goods or materials, all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all Capitalized Lease Liabilities of such Person;

(d) net liabilities of such Person under all Hedging Obligations;

(e) whether or not so included as liabilities in accordance with GAAP, all Indebtedness of the types referred to in clauses (a) through (c) above (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including Indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse; provided, however, that, to the extent such Indebtedness is limited in recourse to the assets securing such Indebtedness, the amount of such Indebtedness shall be limited to the fair market value of such assets;

(f) all obligations arising under Synthetic Leases; and

(g) all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership or joint venture in which such Person is a general partner or a joint venturer) to the extent such Person is liable for such Indebtedness as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Commencing as of January 1, 2003, for the purposes of determining compliance with Section 7.2.4 of the Credit Agreement, Financial Covenants, and notwithstanding the definition of any of the terms used therein, or the definition of any of the terms used in such definitions, and so forth, to the extent that the Borrower or a Co-Borrower is not obligated to pay interest on the Great Plains Indebtedness or that obligation to pay interest has been accepted by an unrelated third party,

(a) the term Indebtedness shall not include the Great Plains Indebtedness, and

(b) non-cash interest expense imputed to the Great Plains Indebtedness in accordance with GAAP will be excluded from interest expense.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Interest Coverage Ratio” means, at the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately prior Fiscal Quarters of:

(a) EBITDA for all such Fiscal Quarters

to

(b) the sum of Interest Expense paid in cash for all such Fiscal Quarters.

“Interest Expense” means, for any applicable period, the aggregate interest expense of the Borrower and the Co-Borrowers for such applicable period, as determined in accordance with GAAP, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense.

“Interest Period” means, as to any LIBO Rate Loan, the period commencing on (and including) the Borrowing date of such Loan or on the date on which the Loan is converted into or continued as a LIBO Rate Loan, and ending on (but excluding) the date one, two, three, six or twelve months, or, if available in the Agent’s reasonable determination, two weeks thereafter as selected by the Borrower in its Borrowing Request or its Continuation/Conversion Notice; provided, however, that: (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; (iii) no Interest Period for any Loan shall extend beyond the Stated Maturity Date for such Loan; and (iv) there shall be no more than 5 Interest Periods in effect at any one time.

“Inventory” means, any “inventory” (as that term is defined in Section 9-102 of the UCC) of the Borrower or any Co-Borrower.

“Inventory Agent” means any commission agent, third-party warehouseperson or consigning agent which holds Inventory owned by the Borrower or any Co-Borrower for sale at such consigning agent’s place of business.

“Investment” means, relative to any Person,

(a) any loan or advance made by such Person to any other Person (excluding commission, travel, relocation and similar advances to officers, directors and employees made in the ordinary course of business) or

(b) any investment, contribution or similar transfer made by such Person for purposes of acquiring or maintaining any ownership or similar interest in another Person or a business of another Person (whether through the ownership or acquisition of Capital Stock, revenues or profits or otherwise, including by way of merger, consolidation or otherwise). The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

“Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower, in substantially the form of Exhibit B-2 attached hereto.

“Issuer” means the Agent or an affiliate of the Agent, in its capacity as Issuer of Letters of Credit and any other Lender as may be designated by the Borrower (and consented to by the Agent and such Lender, such consent by the Agent not to be unreasonably withheld) in its capacity as Issuer of Letters of Credit.

“Joint Marketing Agreement” means a long term joint marketing relationship between the Borrower and a third party vendor (the “Joint Marketing Vendor”) of the Borrower which may include, among other things, potential incentive payments to the Borrower in an aggregate amount of up to $20,000,000.

“Lender Assignment Agreement” means a Lender Assignment Agreement substantially in the form of Exhibit H hereto.

“Lenders” is defined in the preamble.

“Letter of Credit” is defined in Section 2.1.1.

“Letter of Credit Commitment” means, with respect to the Issuer, the Issuer’s obligation to issue Letters of Credit pursuant to clause (c) of Section 2.1.1 and, with respect to each of the other Lenders that has a Revolving Loan Commitment, the obligation of each such Lender to participate in such Letters of Credit pursuant to Section 2.6.1.

“Letter of Credit Commitment Amount” means, on any date, a maximum amount of $20,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of

(a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit (whether or not the conditions to drawing thereunder could be satisfied on such date),

plus

(b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations in respect of such Letters of Credit.

“LIBO Rate” means, relative to any Interest Period for LIBO Rate Loans, the rate per annum equal to the LIBOR rate quoted by the Agent from Telerate Page 3750 or any successor thereto, which shall be the LIBOR rate in effect two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of the LIBO Rate Loan and for a period approximately equal to such Interest Period.

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, the rate of interest per annum (rounded upwards to the next 1/16th of 1%) determined by the Agent as follows:

LIBO Rate =	LIBO Rate
(Reserve Adjusted)	1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be adjusted automatically as to all LIBO Rate Loans then outstanding as of the effective date of any change in the LIBOR Reserve Percentage.

“LIBOR Office” means, relative to any Lender, the office of such Lender designated as such on Schedule II-2 hereto or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender as shall be so designated from time to time by notice from such Lender to the Borrower and the Agent, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the percentage (expressed as a decimal, rounded upward to the next 1/16th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the F.R.S. Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the F.R.S. Board).

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or any filing or recording of any instrument or document in respect of the foregoing, to secure payment of a debt or performance of an obligation or any other priority or preferential treatment of any kind or nature whatsoever that has the practical effect of creating a security interest in property.

“Loan” means, as the context may require, a Revolving Loan of any type or a Swing Line Loan.

“Loan Document” means this Agreement, the Notes, the Letters of Credit, each Bank Products Agreement, each Borrowing Request, each Issuance Request, each Borrowing Base Certificate, the Agent’s Fee Letter, the Parent Guaranty and Pledge Agreement, the Subsidiary Guaranty, the Borrower Pledge and Security Agreement, the Subsidiary Pledge and Security Agreement, and all Supplements thereto, and each other agreement, document or instrument delivered in connection with this Agreement or any other Loan Document, whether or not specifically mentioned herein or therein (including, as applicable, the Original Credit Agreement).

“Long Term Debt Payments” means, all scheduled or unscheduled principal payments on all long term Debt of Borrower and the Co-Borrowers for borrowed money or advances and all Debt of Borrower and the Co-Borrowers evidenced by bonds, debentures, notes, or other similar instruments, and all long term payments on Capitalized Leases and Synthetic Leases, but excluding the Revolving Loans and the Swing Line Loans and excluding prepayments of the Debt due under the First Mortgage Notes to the extent prepaid out of the proceeds of Indebtedness permitted by clause (o) of Section 7.2.2.

“Marketable Securities” means “marketable securities” as defined under GAAP.

“Material Adverse Effect” means

(a) a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole,

(b) a material impairment of the ability of the Borrower or any other Obligor to perform its respective material obligations under the Loan Documents to which it is or will be a party, or

(c) an impairment of the validity or enforceability of, or a material impairment of the rights, remedies or benefits available to the Issuer, the Agent or the Lenders under, this Agreement or any other Loan Document.

“Monthly Payment Date” means the first day of each Fiscal Month, or, if any such day is not a Business Day, the next succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Asset Value” means, at any time of any determination thereof:

(a) with respect to Accounts, as reflected on the books of the Borrower and the Co-Borrowers in accordance with GAAP, an amount equal to (i) 80% of the book value of all Eligible Accounts which are Regular Accounts (provided that during the months of September, October and November (the “Seasonal Period”) the advance rate shall be 85%), plus (ii) 70% of all Eligible Accounts which are Crop Term Accounts (provided that (A) the advance rate during the Seasonal Period shall be 75% and (B) the aggregate amount of such Crop Term Accounts shall be limited, before applying the relevant advance rate, to $100,000,000), less (iii) all credits, discounts, allowances (and net of all unissued credits in the form of competitive allowances or otherwise) and other reserves deemed appropriate by the Agent; and

(b) with respect to Inventory, as reflected on the books of the Borrower and the Co-Borrowers in accordance with GAAP, an amount equal to (i) 65% of the lesser of the market value and the cost of goods (determined on a first-in, first-out basis) of all

Eligible Inventory (provided, that the advance rate during the Seasonal Period shall be 70%); less (ii) all Customer Deposits and inventory reserves, including reserves for inventory shrinkage, variances, capitalized distribution costs, and other reserves as deemed appropriate by the Agent; and

(c) Provided, however, the advance rates with respect to Inventory under the preceding subsection (b) will be adjusted to reflect the lower of such advance rates or 85% outside of the Seasonal Period and 95% during the Seasonal Period of Net Orderly Liquidation Value. Net Orderly Liquidation Value shall mean such amount that is determined from time to time in accordance with the methodology of the net orderly liquidation value of Eligible Inventory as calculated by an appraisal dated 10/17/03, prepared for the Lenders by Hilco Appraisal Services, LLC, or any subsequent appraisal using similar methodology and prepared by an appraiser satisfactory to the Collateral Agents, with such adjustments for the quantity and composition of the Eligible Inventory as determined from time to time by the Collateral Agents.

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by the Borrower or any Co-Borrower in connection therewith, but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first-priority Lien permitted by Section 7.2.3 on the property which is the subject of such Casualty Event.

“Net Debt Proceeds” means, with respect to the incurrence, sale or issuance by the Borrower or any Co-Borrower of any Debt (other than Debt permitted by Section 7.2.2), the excess of:

(a) the gross cash proceeds received by the Borrower or any Co-Borrower from such incurrence, sale or issuance, less

(b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such incurrence, sale or issuance.

“Net Disposition Proceeds” means, with respect to any Disposition (other than transfers made as part of sales permitted pursuant to clause (a) of Section 7.2.9), the excess of

(a) the gross cash proceeds received by the Borrower or any Co-Borrower from any such Disposition and any cash payments received in respect of promissory notes or other non-cash consideration delivered to the Borrower or such Co-Borrower in respect thereof, less

(b) the sum (without duplication) of (i) all reasonable and customary fees and expenses with respect to legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such Disposition, (ii) all Taxes and other governmental costs and expenses actually paid or estimated by the Borrower and the Co-Borrowers (in good faith) to be payable in cash in connection with such Disposition, and (iii) payments made by the Borrower and the Co-Borrowers to retire Indebtedness (other than the Credit Extensions) of the Borrower or the Co-Borrowers where payment of such Indebtedness is required in connection with such disposition; provided, however, that if, after the payment of all Taxes with respect to such Disposition, the amount of estimated Taxes, if any, pursuant to clause (b)(ii) above exceeded the Tax amount actually paid in cash in respect of such Disposition, the aggregate amount of such excess shall be immediately payable, pursuant to clause (d) of Section 3.1.1, as Net Disposition Proceeds.

“Net Equity Proceeds” means with respect to the sale or issuance by the Borrower or any Co-Borrower to any Person of any of its Capital Stock or any warrants or options with respect to its Capital Stock or the exercise of any such warrants or options after the Closing Date, the excess of

(a) the gross cash proceeds received by such Person from such sale, exercise or issuance,

less

(b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale or issuance.

“Net Income” means, for any period, the aggregate of all amounts which, in accordance with GAAP, would be included as net income on the consolidated financial statements of the Borrower and the Co-Borrowers for such period.

“Net Worth” means the consolidated net worth of the Borrower and the Co-Borrowers, determined in accordance with GAAP.

“No Less Favorable Terms and Conditions” means, with respect to any refinancing of the First Mortgage Notes, permitted hereunder, terms and conditions which are no less favorable to the Agent and the Lenders and evidenced by documentation which shall not

(a) increase the principal amount of or interest rate on the outstanding Indebtedness evidenced by the First Mortgage Notes,

(b) reduce either the tenor or the average life of such Indebtedness,

(c) change the respective primary obligor(s) on the refinancing Indebtedness as on the First Mortgage Notes,

(d) change the security, if any, for the refinancing Indebtedness (except to the extent that less security is granted to holders of such refinancing Indebtedness) and

(e) afford the holders of such refinancing Indebtedness other covenants, defaults, rights or remedies, taken as a whole, more burdensome to the obligor(s) than those contained in the First Mortgage Notes.

“Non-Excluded Taxes” means any Taxes other than net income and franchise taxes imposed with respect to the Lender by a Governmental Authority under the laws of which the Lender is organized or in which it maintains its applicable lending office.

“Non-U.S. Lender” means any Lender (including each Assignee Lender) that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Note” means, as the context may require, a Revolving Note or a Swing Line Note.

“Notice of Default” is defined in Section 9.9.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured, including, without limitation, interest and fees) of the Borrower and each other Obligor arising under or in connection with this Agreement and each other Loan Document, including Bank Products Obligations.

“Obligor” means Parent, the Borrower, each Co-Borrower or any other Person (other than the Agent, the Collateral Agents or any Lender) obligated under any Loan Document.

“Offering Memorandum” means the offering memorandum of the Borrower, dated April 15, 1999, prepared in connection with the offer and sale of the First Mortgage Notes.

“Organic Document” means, relative to any Obligor (or any Immaterial Subsidiary), as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability, agreement and all shareholder agreements, voting trusts and similar arrangements to which such Obligor (or such Immaterial Subsidiary) is a party applicable to any of its authorized shares of Capital Stock.

“Other Taxes” means any and all stamp, documentary or similar taxes, or any other excise or property taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

“Original Credit Agreement” is defined in the preamble.

“Parent” is defined in the first recital.

“Parent Guaranty and Pledge Agreement” means the Pledge Agreement executed and delivered by an Authorized Officer of Parent pursuant to the Original Credit Agreement, substantially in the form of Exhibit F-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Participant” is defined in Section 10.11.2.

“Past Due” means, which respect to

(a) Regular Accounts, such Account is outstanding more than 90 days past the original billing date for such Account; and

(b) Crop Term Accounts, such Account is outstanding after the end of the Crop Year in which such Account arose;

provided, however, that, with respect to any Account, the original billing date for such Account shall be deemed to be the earlier of (i) the actual original billing date and (ii) the date which is seven days from the date of the shipment of the Inventory giving rise to such Account.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Percentage” means, relative to any Lender, the applicable percentage relating to Revolving Loans as set forth opposite its name on Schedule II-2 hereto under the applicable column heading or set forth in Lender Assignment Agreement(s), as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 10.11.

“Permitted Acquisition” means an acquisition (whether pursuant to an acquisition of Capital Stock, assets or otherwise) by the Borrower or any Co-Borrower from any Person that is the voluntary seller of a business (“Target”) in which the following conditions are satisfied:

(a) immediately before and after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing or would result therefrom (including under Section 7.2.1) and immediately before such acquisition Excess Availability shall not be less than $25,000,000;

(b) subject to the proviso below, the Borrower shall have delivered each of the following to the Agent: (i) a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the covenants set forth in Section 7.2.4 as of the end of the Fiscal Quarter most recently ended for which a Compliance Certificate is delivered by the Borrower to the Agent; (ii) a certificate (prepared in good faith by the chief accounting or financial Authorized Officer of the Borrower and in a manner and using such methodology which is consistent with the most recent financial projections delivered pursuant to clause (i) of Section 7.1.1) setting forth financial projections (which shall be on a monthly basis for the first 24 months following such Permitted Acquisition and on a yearly basis thereafter) for the Borrower and the Co-Borrowers (and including Target), on a consolidated basis, demonstrating that the monthly Excess Availability shall not, at any time over the life of this Agreement, be less than $25,000,000; and (iii) at the option of the Agent or upon the direction of the Required Lenders, a customary inspection of Target’s receivables and inventory (the “Acquired Borrowing Base Assets”) (which shall have been commenced, if at all, within 20 Business Days of the Borrower notifying the Agent and the Lenders of the intended acquisition (which notice shall be given as promptly as possible) and completed by the Collateral Agents as soon as reasonably practicable using all reasonable efforts to complete such inspection promptly in accordance with past practices, the scope and results of which inspection shall be satisfactory in all respects to the Agent to the extent necessary to determine compliance with clause (ii) above; provided, that, with respect to clauses (ii) and (iii) above, the Borrower shall only be required to deliver such certificate and such inspection from time to time to the extent (A) the value of any Acquired Borrowing Base Assets acquired in connection with any one Investment or a series of related or unrelated Investments constituting Permitted Acquisitions equals or exceeds $5,000,000 (and, thereafter, in increments of $5,000,000 or more) and (B) an inspection of such Acquired Borrowing Base Assets shall not have previously been completed (either pursuant to clause (iii) above or in connection with a customary yearly inspection performed by the Agent under the Original Credit Agreement or by the Collateral Agents under this Agreement);

(c) notwithstanding clause (a) of Section 7.2.12, the Borrower will cause Target (if Target becomes a Restricted Subsidiary) to enter into an agreement (on terms and conditions and pursuant to documentation reasonably satisfactory to the Agent) prohibiting the creation or assumption of any Lien upon Target’s properties, revenues or assets, whether owned at the time of such acquisition or thereafter acquired (other than any Lien (i) created in favor of the Agent pursuant to a Loan Document and (ii) permitted under Section 7.2.3); and

(d) for purposes of determining whether Borrower and Co-Borrowers (including Target) have met the Excess Availability test in clause (a) and clause (b) of this definition and to the extent that more than $5,000,000 of such Excess Availability is derived from Accounts and Inventory of the Target, then such Accounts and Inventory of the Target shall have been inspected and/or examined by the Collateral Agents and determined by the Collateral Agents to be satisfactory in all respects to the extent necessary to determine compliance with these provisions.

“Person” means any natural person, corporation, partnership, firm, association, trust, government, governmental agency, limited liability company or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any Pension Plan or Welfare Plan.

“Pledge Agreement” means, as the context may require, any Pledge and Security Agreement or the Parent Guaranty and Pledge Agreement.

“Pledge and Security Agreement” means, as the context may require, the Borrower Pledge and Security Agreement or the Subsidiary Pledge and Security Agreement.

“Prepaid Inventory” means prepaid expenses of the Borrower or any Co-Borrower for which the Borrower or such CoBorrower has made payments to suppliers for the receipt of Inventory at a future date.

“Pro Forma Balance Sheet” is defined in clause (e) of Section 5.1.13.

“Product Supply Agreement” means the product supply agreements, each dated as of April 22, 1999, between the IMC Kalium Ltd., IMC-Agrico Company and the Borrower, as amended, supplemented, amended and restated and otherwise modified from time to time in accordance with Section 7.2.10.

“Purchasing Lender” is defined in clause (e) of Section 2.8.

“Quarterly Payment Date” means the first day of each of January, April, July and October, or, if any such day is not a Business Day, the next succeeding Business Day.

“Rate Protection Agreement” means, collectively, any currency or interest rate swap, cap, collar or similar agreement or arrangements designed to protect against fluctuations in interest rates or currency exchange rates entered into by the Borrower or any Co-Borrower under which the counterparty to such agreement is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate of a Lender.

“Rebate Receivables” means those rights to payment associated with vendor rebate programs, which rights of payment accrue to the Borrower or any Co-Borrower.

“Register” is defined in clause (b) of Section 2.7.

“Regular Accounts” means Accounts as to which the Borrower or any Co-Borrower grants 30 day payment terms to the Account Debtor.

“Reimbursement Obligation” is defined in Section 2.6.3.

“Reinstatement Date” is defined in Section 4.1.

“Related Fund” means, with respect to any Lender which is a fund that invests in loans, any other fund that invests in loans and is controlled by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means a “release”, as such term is defined in CERCLA.

“Replacement Lender” is defined in Section 4.11.

“Replacement Notice” is defined in Section 4.11.

“Required Lenders” means, at any time, Lenders having at least 51% of the Revolving Loan Commitment Amount.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Restricted Payment” means the declaration or payment of any dividend (other than dividends payable solely in common stock of the Borrower or any Co-Borrower) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of Capital Stock (now or hereafter outstanding) of the Borrower or any Co-Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash, property or obligations of the Borrower or any Co-Borrower or otherwise.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not a Farmarkets Subsidiary or an Immaterial Subsidiary.

“Revolving Loan” is defined in Section 2.1.1.

“Revolving Loan Commitment” is defined in Section 2.1.1.

“Revolving Loan Commitment Amount” means, on any date, $225,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Revolving Loan Commitment Termination Date” means the earliest of

(a) the Stated Maturity Date,

(b) the date on which the Revolving Loan Commitment Amount is reduced to zero pursuant to Section 2.2.1, and

(c) the date on which any Commitment Termination Event occurs.

“Revolving Note” means a promissory note of the Borrower and the Co-Borrowers payable to any Lender, substantially in the form of Exhibit A-1-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time in accordance with the terms hereof and thereof), evidencing the aggregate Indebtedness of the Borrower and the Co-Borrowers to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“S&P” means Standard & Poor’s Ratings Services.

“Seasonal Period” is defined in clause (a) of the definition of “Net Asset Value”.

“Secured Parties” means, collectively, the Lenders, the Issuer, the Agent, each counterparty to a Bank Products Agreement and (in each case), each of their respective successors, transferees and assigns.

“Seller Notes” means the non-cash pay junior subordinated notes issued by Parent on or about the date of the Original Credit Agreement, with an original aggregate outstanding principal amount equal to $10,000,000 and payable to IMC Global, Inc., a Delaware corporation.

“Selling Lender” is defined in clause (e) of Section 2.8.

“Senior Indebtedness” means the principal of, premium, if any, and interest on any Indebtedness of the Borrower and the Co-Borrowers, whether outstanding on the date hereof or thereafter incurred as permitted herein, unless, in the case of any particular Indebtedness, the agreement or instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness is junior or subordinated in right of payment to any item of Indebtedness of the Borrower and the Co-Borrowers. Without limiting the generality of the foregoing, “Senior Indebtedness” includes the principal of, premium, if any, and interest and all other obligations of every nature of the Borrower (or any other Obligor) from time to time owed pursuant to this Agreement or any other Loan Document. Notwithstanding the foregoing, “Senior Indebtedness” does not include

(a) any liability for Taxes owed or owing by the Borrower or any Co-Borrower to the extent that such liability constitutes Indebtedness,

(b) Indebtedness of the Borrower (or any other Obligor) to Parent,

(c) that portion of any Indebtedness which at the time of issuance is issued in violation hereof, and

(d) Indebtedness and amounts incurred in connection with obtaining goods or materials in the ordinary course of business (other than such Indebtedness which is owed to banks and other financial institutions or secured by the goods or materials which were purchased with such Indebtedness).

“Solvency Certificate” means the solvency certificate delivered pursuant to clause (b) of Section 5.1.10, substantially in the form of Exhibit J-2 hereto.

“Solvent” means, with respect to any Person and its Subsidiaries on a particular date, that on such date

(a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including Contingent Liabilities, of such Person and its Subsidiaries on a consolidated basis,

(b) the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured,

(c) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay as such debts and liabilities mature, and

(d) such Person and its Subsidiaries on a consolidated basis are not engaged in business or a transaction, and such Persons and its Subsidiaries on a consolidated basis are not about to engage in business or a transaction, for which the property of such Person and its Subsidiaries would constitute an unreasonably small capital. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Stated Amount” of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof.

“Stated Expiry Date” is defined in Section 2.6.

“Stated Maturity Date” means, in the case of any Revolving Loan, the third anniversary of the Closing Date or, if such day is not a Business Day, the first Business Day following such day.

“Subject Lender” is defined in Section 4.11.

“Subordinated Debt” means all unsecured indebtedness for money borrowed which is subordinated, upon terms and pursuant to documentation satisfactory to the Agent and the Required Lenders, in right of payment to the payment in full in cash of all Obligations.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other business entity of which more than 50% of the outstanding Capital Stock (or other ownership interest) having ordinary voting power to elect a majority of the board of directors, managers or other voting members of the governing body of such entity (irrespective of whether at the time Capital Stock (or other ownership interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Subsidiary Guaranty” means the Guaranty executed and delivered by an Authorized Officer of each Co-Borrower pursuant to the Original Credit Agreement, substantially in the form of Exhibit G hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Subsidiary, Pledge and Security Agreement” means the Pledge Agreement executed and delivered by an Authorized Officer of each Co-Borrower pursuant to the Original Credit Agreement, substantially in the form of Exhibit F-3 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Swing Line Lender” means the Agent (or another Lender designated by the Agent with the consent of the Borrower, if such Lender agrees to be the Swing Line Lender hereunder), in such Person’s capacity as the maker of Swing Line Loans.

“Swing Line Loan” is defined in Section 2.1.1.

“Swing Line Loan Commitment” means, with respect to the Swing Line Lender, the Swing Line Lender’s obligation pursuant to Section 2.1.1 to make Swing Line Loans and, with respect to each Lender with a Commitment to make Revolving Loans (other than the Swing Line Lender), such Lender’s obligation to participate in Swing Line Loans pursuant to Section 2.3.2.

“Swing Line Loan Commitment Amount” means, on any date, $25,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Swing Line Note” means a promissory note of the Borrower and the Co-Borrowers payable to the Swing Line Lender, in substantially the form of Exhibit A-2-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower and the Co-Borrowers to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed)

(a) that is not a capital lease in accordance with GAAP and

(b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Tangible Net Worth” means Net Worth (i) excluding the portions derived from tax assets, net of deferred tax liabilities and (ii) excluding goodwill and non-cash impairment charges.

“Target” is defined in the definition of “Permitted Acquisition”.

“Taxes” means any and all income, stamp or other taxes, duties, levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Termination Date” means the date on which all Obligations have been paid in full in cash, all Letters of Credit have been terminated, expired or Cash Collateralized, all Bank Products Agreements have been terminated and all Commitments have been terminated.

“type” means, relative to any Revolving Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code as adopted and in effect from time to time in the State of New York or, with respect to Filing Statements, the Uniform Commercial Code as adopted and in effect from time to time in each applicable jurisdiction of the United States.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Vendor Debt” means a loan by the Joint Marketing Vendor to the Borrower in the amount of up to $10,000,000 (subject to the restrictions set forth in Section 7.2.2(o)), as set forth in written agreements and related documents reasonably satisfactory to the Collateral Agents (including subordination or intercreditor agreements as may be reasonably required by the Collateral Agents).

“Waiver” means any agreement in favor of the Agent for the benefit of the Lenders and each Issuer in form and substance reasonably satisfactory to the Agent.

“Welfare Plan” means a “welfare plan”, as such term is defined in section 3(1) of ERISA.

“wholly-owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person all of the Capital Stock (including all rights and options to purchase such Capital Stock) of which, other than directors’ qualifying shares, are owned, beneficially and of record, by such Person and/or one or more wholly-owned Subsidiaries of such Person.

1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule, each Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

1.3 Cross-References. Unless otherwise specified, references in this Agreement and in- each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles (“GAAP”) applied in the preparation of the financial statements referred to in Section 5.1.13. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and the Co-Borrowers, in each case without duplication. If any changes in accounting principles are hereafter required or permitted by GAAP and are adopted by the Borrower and the Co-Borrowers with the concurrence of its independent certified public accountants and such changes in GAAP result in a change in the method of calculation or the interpretation of any of the financial covenants, standards or terms found in Section 7.2.4 or any other provision of this Agreement, the Borrower, the Co-Borrowers and the Required Lenders agree to amend any such affected terms and provisions so as to reflect such changes in GAAP with the result that the criteria for evaluating the Borrower’s and the Co-Borrower’s financial condition shall be the same after such changes in GAAP as if such changes in GAAP had not been made.

ARTICLE II

COMMITMENTS, BORROWING PROCEDURES,

NOTES AND LETTERS OF CREDIT

2.1 Commitments. On the terms and subject to the conditions of this Agreement,

(a) each Lender severally agrees to make Revolving Loans (other than Swing Line Loans) pursuant to the Revolving Loan Commitment, and the Swing Line Lender agrees to make Swing Line Loans pursuant to the Swing Line Loan Commitment, in each case as described in this Section 2.1; and

(b) the Issuer agrees that it will issue Letters of Credit pursuant to Section 2.1.1, and each other Lender that has a Revolving Loan Commitment severally agrees that it will purchase participation interests in such Letters of Credit pursuant to Section 2.6.1.

2.1.1 Credit Extensions. Subject to compliance by the Borrower and the Co-Borrowers with the terms hereof, from time to time on any Business Day occurring from and after the Closing Date but prior to the Revolving Loan Commitment Termination Date:

(a) each Lender will make loans (relative to such Lender, its “Revolving Loans”) to the Borrower (for itself and as agent for the Co-Borrowers) equal to such Lender’s Percentage of the aggregate amount of the Borrowing or Borrowings of Revolving Loans requested by the Borrower to be made on such day. On the terms and subject to the conditions set forth herein, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans. The Commitment of each Lender described in this Section 2.1.1 is herein referred to as its “Revolving Loan Commitment”;

(b) the Swing Line Lender will make Loans (relative to the Swing Line Lender, its “Swing Line Loans”) to the Borrower (for itself and as agent for the Co-Borrowers) equal to the principal amount of the Swing Line Loans requested by the Borrower to be made on such day. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow such Swing Line Loans;

(c) the Issuer has issued standby letters of credit under the Original Credit Agreement (listed under Item 7.2.2(c) in the Disclosure Statement), and will issue one or more standby letters of credit (each referred to as a “Letter of Credit”) for the account of the Borrower or any Co-Borrower in the Stated Amount requested by the Borrower on such day, or extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder to a date not later than the earlier of (i) the Revolving Loan Commitment Termination Date and (ii) one year from the date of such extension.

2.1.2 Lenders Not Permitted or Required to Make Loans. Except as provided for in clause (g) of Section 10.1, no Lender shall be permitted or required to, and the Borrower shall not request any Lender to, make any Revolving Loan or Swing Line Loan if, after giving effect thereto, the aggregate outstanding principal amount of all the Revolving Loans and Swing Line Loans

(a) of all the Lenders, together with the aggregate amount of all Letter of Credit Outstandings, would exceed the lesser of (i) the Revolving Loan Commitment Amount and (ii) the then existing Borrowing Base Amount;

(b) of such Lender (other than the Swing Line Lender), together with such Lender’s Percentage of the aggregate amount of all Letter of Credit Outstandings, would exceed such Lender’s Percentage of the lesser of (i) the Revolving Loan Commitment Amount and (ii) the then existing Borrowing Base Amount; or

(c) in the case of Swing Line Loans, if after giving effect to the making of such Swing Line Loan, the outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Commitment Amount.

2.1.3 Issuer Not Permitted or Required to Issue Letters of Credit. Except as provided for in clause (g) of Section 10.1, no Issuer shall be permitted or required to issue any Letter of Credit if, after giving effect thereto,

(a) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or

(b) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding would exceed the lesser of (i) the Revolving Loan Commitment Amount and (ii) the then existing Borrowing Base Amount.

2.2 Reduction of Commitment Amounts. The Commitment Amounts are subject to reduction from time to time pursuant to this Section 2.2.

2.2.1 Optional. The Borrower may, from time to time on any Business Day occurring after the Closing Date, voluntarily reduce the Swing Line Loan Commitment Amount, the Letter of Credit Commitment Amount or the Revolving Loan Commitment

Amount; provided, however, that all such reductions shall require at least five Business Days’ prior notice to the Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000. Any reduction of the Revolving Loan Commitment Amount which reduces the Revolving Loan Commitment Amount below the sum of

(a) the Letter of Credit Commitment Amount and

(b) the Swing Line Loan Commitment Amount shall result in an automatic and corresponding reduction of the Letter of Credit Commitment Amount and/or the Swing Line Loan Commitment Amount (as specified by the Borrower) to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Issuer or the Swing Line Lender.

2.2.2 Mandatory. The Revolving Loan Commitment Amount shall, without any further action, automatically and permanently be reduced on the Revolving Loan Commitment Termination Date so that the Revolving Loan Commitment Amount equals $0, provided, that any such reduction of the Revolving Loan Commitment Amount shall also reduce the Letter of Credit Commitment Amount and the Swing Line Loan Commitment Amount to $0.

2.3 Borrowing Procedures and Funding Maintenance. Revolving Loans shall be made by the Lenders in accordance with Section 2.3.1, and Swing Line Loans shall be made by the Swing Line Lender in accordance with Section 2.3.2.

2.3.1 Revolving Loans. In the case of Revolving Loans, by delivering a Borrowing Request to the Agent on or before 11:00 a.m., Denver, Colorado time, on a Business Day, the Borrower may from time to time irrevocably request, on not less than one Business Day’s notice (in the case of Base Rate Loans) or three Business Days’ notice (in the case of LIBO Rate Loans), that a Borrowing be made in a minimum aggregate amount of $5,000,000 or any larger integral multiple of $1,000,000 or in the unused amount of the Revolving Loan Commitment Amount. The Agent shall make such funds available by transfer to or for the accounts of the Borrower on the Business Day specified in the Borrowing Request (to the extent such Borrowing Request was delivered on time pursuant to the terms hereof).

2.3.2 Swing Line Loans. By telephonic notice (given by those Persons authorized in writing by the Borrower to give such telephonic notice to the Swing Line Lender and Agent), promptly followed (within one Business Day) by the delivery of a confirming Borrowing Request, to the Swing Line Lender and the Agent on or before 11:00 a.m., Denver, Colorado time, on the Business Day the proposed Swing Line Loan is to be made, the Borrower may from time to time irrevocably request that a Swing Line Loan be made by the Swing Line Lender in any principal amount. All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into LIBO Rate Loans. The making of any such Swing Line Loan shall be conclusively presumed to have been made to or for the benefit of the Borrower and the Co-Borrowers when the

Swing Line Lender and the Agent each believe in good faith that the telephonic notice has been made by an authorized Person representing the Borrower, or when such Swing Line Loan is deposited to the credit of the account of the Borrower regardless of the fact that Persons other than those authorized hereunder may have authority to draw against such account. The Agent shall make such funds available by transfer to or for the accounts of the Borrower on the same Business Day such telephonic notice shall have been received. Except during a Default Period, the Agent may, but without any obligation whatsoever, make a Swing Line Loan without a request from the Borrower, in an amount necessary to cover presentments made under controlled disbursement services provided by the Agent, and the making of any such Swing Line Loan shall be conclusively presumed to have been made to or for the benefit of the Borrower and the Co-Borrowers.

2.4 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Agent on or before 11:00 a.m., Denver, Colorado time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one Business Day’s notice (in the case of a conversion of LIBO Rate Loans to Base Rate Loans) or three Business Days’ notice (in the case of a continuation of LIBO Rate Loans or a conversion of Base Rate Loans into LIBO Rate Loans) nor more than five Business Days’ notice (in the case of any Loans) that all, or any portion in a minimum aggregate amount of $5,000,000 or an integral multiple of $1,000,000, of any Loans be, in the case of Base Rate Loans, converted into LIBO Rate Loans or, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (i) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders, and (ii) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

2.5 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower and the Co-Borrowers to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower and the Co-Borrowers hereby consent and agree that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank Eurodollar market.

2.6 Issuance Procedures. By delivering to the Agent an Issuance Request on or before 11:00 a.m., Denver, Colorado time, on a Business Day, the Borrower may, from time to time irrevocably request, on not less than three nor more than ten Business Days’ notice (or such shorter or longer notice as may be acceptable to the Issuer), in the case of an initial issuance of a Letter of Credit, and not less than three nor more than ten Business Days’ notice (unless a shorter or longer notice period is acceptable to the Issuer) prior to the then existing Stated Expiry Date of a Letter of Credit, in the case of a request for the extension of the Stated Expiry Date of a Letter of Credit, that the Issuer issue, or extend the Stated Expiry Date of, as the case may be, an irrevocable Letter of Credit on behalf of the Borrower (whether issued for the account of or on behalf of the Borrower or any Co-Borrower) in such form as may be requested by the Borrower and approved by the Issuer, for the purposes described in Section 7.1.8; provided, however, that no extension of the Stated Expiry Date of an outstanding Letter of Credit may provide for a Stated Expiry Date subsequent to the earlier of

(a) the Revolving Loan Commitment Termination Date and

(b) one year from the date of such extension.

Notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, the Borrower and the Co-Borrowers hereby acknowledge and agree that they shall be obligated to reimburse the Issuer upon each Disbursement paid under a Letter of Credit, and they shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is the Borrower or a Co-Borrower). Upon receipt of an Issuance Request, the Agent shall promptly notify the Issuer and each Lender thereof. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier to occur of

(a) the Revolving Loan Commitment Termination Date or

(b) one year from the date of its issuance.

2.6.1 Other Lenders’ Participation. Upon the issuance of each Letter of Credit issued by the Issuer pursuant hereto, and without further action, each Lender (other than the Issuer) that has a Revolving Loan Commitment shall be deemed to have irrevocably purchased from the Issuer, to the extent of its Percentage in respect of Revolving Loans, and the Issuer shall be deemed to have irrevocably granted and sold to such Lender a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation and all rights with respect thereto), and such Lender shall, to the extent of its Percentage in respect of Revolving Loans, be responsible for reimbursing promptly (and in any event within one Business Day) the Issuer for Reimbursement Obligations which have not been reimbursed by the Borrower or the Co-Borrowers in accordance with Section 2.6.3. In addition, such Lender shall, to the extent of its Percentage in respect of Revolving Loans, be entitled to promptly receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.3 with respect to each Letter of Credit and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation. To the extent that any Lender has reimbursed the Issuer for a Disbursement as required by this Section, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower and the Co-Borrowers or otherwise) in respect of such Disbursement.

2.6.2 Disbursements: Conversion to Revolving Loans. The Issuer will notify the Borrower and the Agent promptly (but in any event on the same Business Day) of the presentment for payment of any drawing under any Letter of Credit issued by the Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit, the Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 11:00 a.m., Denver, Colorado time, on the Business Day following the Disbursement Date (the “Disbursement Due Date”), the Borrower and the Co-Borrowers will reimburse the Agent, for the account of the Issuer, for all amounts which the Issuer has disbursed under such Letter of Credit, together with interest thereon at the rate per annum otherwise applicable to Revolving Loans (made as Base Rate Loans) from and including the Disbursement Date to but excluding the Disbursement Due Date and, thereafter (unless such Disbursement is converted into a Base Rate Loan on the Disbursement Due Date), at a rate per annum equal to the rate per annum then in effect with respect to overdue Revolving Loans (made as Base Rate Loans) pursuant to Section 3.2.2 for the period from the Disbursement Due Date through but excluding the date of such reimbursement; provided, however, that if no Default shall have then occurred and be continuing, unless the Borrower has notified the Agent no later than one Business Day prior to the Disbursement Due Date that it or the Co-Borrowers will reimburse the Issuer for the applicable Disbursement, then the amount of the Disbursement shall be deemed to be a Borrowing of Revolving Loans constituting Base Rate Loans and following the giving of notice thereof by the Agent to the Lenders, each Lender with a Revolving Loan Commitment (other than the Issuer) will deliver to the Issuer on the Disbursement Due Date immediately available funds in an amount equal to such Lender’s Percentage of such Borrowing. Each conversion of Disbursement amounts into Revolving Loans shall constitute a representation and warranty by the Borrower that on the date of the making of such Revolving Loans all of the statements set forth in Section 5.2.1 are true and correct.

2.6.3 Reimbursement. The obligation (a “Reimbursement Obligation”) of the Borrower and the Co-Borrowers under Section 2.6.2 to reimburse the Issuer with respect to each Disbursement (including interest thereon) not converted into a Base Rate Loan pursuant to Section 2.6.2, and, upon the Borrower and the Co-Borrowers failing or electing not to reimburse the Issuer and the giving of notice thereof by the Agent to the Lenders, each Lender’s (to the extent it has a Revolving Loan Commitment) obligation under Section 2.6.1 to reimburse the Issuer or find its Percentage of any Disbursement converted into a Base Rate Loan, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower, a Co-Borrower or such Lender, as the case may be, may have or have had against the Issuer or any such

Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower, a Co-Borrower or such Lender, as the case may be, to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuer.

2.6.4 Deemed Disbursements. Upon the occurrence and during the continuation of any Event of Default of the type described in clauses (a) through (d) of Section 8.1.9 or, with notice from the Agent acting at the direction of the Required Lenders, upon the occurrence and during the continuation of any other Event of Default,

(a) an amount equal to that portion of all Letter of Credit Outstandings attributable to the then aggregate amount which is undrawn and available under all Letters of Credit issued and outstanding shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed); and

(b) the Borrower and the Co-Borrowers shall be immediately obligated to reimburse the Issuer for the amount deemed to have been so paid or disbursed by the Issuer, plus five percent (5%) of such amount to cover fees and expenses, if any, relating to the Letters of Credit.

Any amounts so payable by the Borrower and the Co-Borrowers pursuant to this Section shall be deposited in cash with the Agent into the accounts referred to in Section 7.1.9 and held as collateral security for the Obligations in connection with the Letters of Credit issued by the Issuer. At such time as the Events of Default giving rise to the deemed disbursements hereunder shall have been cured or waived, or any Letters of Credit shall have expired undrawn, the Agent shall apply the funds in the manner prescribed by the other Loan Documents (with reference to Collateral Accounts), together with accrued interest at the Federal Funds Rate, which have not been applied to the satisfaction of such Obligations.

2.6.5 Nature of Reimbursement Obligations. The Borrower and the Co-Borrowers and, to the extent set forth in Section 2.6.1, each Lender with a Revolving Loan Commitment, shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuer (except to the extent of its own gross negligence or willful misconduct) shall not be responsible for

(a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged,

(b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason,

(c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit,

(d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, or

(e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Lender with a Revolving Loan Commitment hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon the Borrower, each Obligor and each such Lender, and shall not put the Issuer under any resulting liability to the Borrower, any Obligor or any such Lender, as the case may be.

2.7 Register; Notes.

(a) Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower and the Co-Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request, pursuant to clause (c) below, execution and delivery of a Note evidencing the Loans made by such Lender to the Borrower and the Co-Borrowers, such account or accounts shall, to the extent not inconsistent with the notations made by the Agent in the Register, be conclusive and binding on the Borrower and the Co-Borrowers absent manifest error; provided, however, that the failure of any Lender to maintain such account or accounts shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor.

(b) The Borrower hereby designates the Agent to serve as the Borrower’s agent, solely for the purpose of this clause (b), to maintain a register (the “Register”) on which the Agent will record each Lender’s Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Agent shall retain a copy of each Lender Assignment Agreement delivered to the Agent pursuant to Section 10.11.1. Failure to make any recordation, or any error in such recordation, shall not affect the Borrower’s and the Co-Borrower’s obligations in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Co-Borrowers, the Agent and the Lenders shall treat each Person in whose name a Loan (and as provided in clause (c) the Note evidencing such Loan, if any) is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender’s Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Agent of a Lender Assignment Agreement duly executed by the Assignor Lender thereof. No assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Agent as provided in this Section 2.7.

(c) The Borrower and the Co-Borrowers agree that, upon the written request to the Agent by any Lender, the Borrower and the Co-Borrowers will execute and deliver to such Lender, as applicable, a Note evidencing the Loans made by such Lender. The Borrower and the Co-Borrowers hereby irrevocably authorize each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the Agent in the Register, be conclusive and binding on the Borrower and the Co-Borrowers absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor. The Loans evidenced by any such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.11.1) be payable to the order of the payee named therein and its registered assigns. Subject to the provisions of Section 10.11.1, a Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Note and the obligation evidenced thereby in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of an obligation evidenced by a Note shall be registered in the Register only upon surrender for registration of assignment or transfer of the Note evidencing such obligation, accompanied by a Lender Assignment Agreement duly executed by the assignor thereof and the compliance by the parties thereto with the other requirements of Section 10.11.1, and thereupon, if requested by the assignee, one or more new Notes shall be issued to the designated assignee and the old Note shall be returned by the Agent to the Borrower marked “exchanged”. No assignment of a Note and the obligation evidenced thereby shall be effective unless it shall have been recorded in the Register by the Agent as provided in this Section.

2.8 Equalization Transfers.

(a) It is anticipated that the Borrower (for itself and as agent for the Co-Borrowers) may wish to borrow and repay Loans on each Business Day, and that repayments will be received automatically from the accounts referred to in Section 7.1.9. Except to the extent otherwise required by this Agreement, the daily Borrowings by the Borrower will be accommodated by the Swing Line Lender by the making of Swing Line Loans. To minimize the number of transfers of funds to and from the Lenders resulting from such Borrowings and repayments, the Swing Line Lender may fund daily Loans for the accounts of the Lenders and apply daily repayments of Loans to the accounts of the Lenders other than according to each Lenders’ Percentage (i.e., without receiving each such other Lender’s Percentage of a Loan on the date of disbursement thereof or without paying each such other Lender’s Percentage of a repayment of a Loan on the date of payment thereof); provided, however, that no such Loan shall be made and no repayment of a Loan shall be applied other than according to the Lenders’ Percentages if (i) at the time of the making or repayment of any Loan, the Agent has actual knowledge of a Default, (ii) after giving effect to the requested Loan, the Swing Line Lender would hold, at the end of any Business Day, Loans exceeding its Percentage of the then existing Revolving Loan Commitment Amount plus the Swing Line Loan Commitment Amount, or (iii) after applying any repayment, the Swing Line Lender would hold, at the end of any Business Day, Loans of less than zero Dollars ($0).

(b) At any time at the Agent’s discretion, and, in any event, as of the end of the last Business Day of each week if the outstanding Loans are not held according to the Lenders’ Percentages, the Agent shall give notice to the Lenders of the amount of funds to be transferred from the Swing Line Lender to the Agent for the account of each Lender, or from the Lenders to the Agent for the account of the Swing Line Lender, as the case may be (each such transfer, an “Equalization Transfer”), required to cause the Loans to be held by the Lenders (including the Swing Line Lender) according to their respective Percentage (adjusted in the reasonable discretion of the Agent for anticipated Loans or repayments). On the Business Day following such notice, the Equalization Transfers shall be made in immediately available funds on or before 11:00 a.m., Denver, Colorado time; provided, however, that Equalization Transfers necessary to avoid any event described in clauses (a)(ii) or (a)(iii) of Section 2.8 shall be made prior to close of business on the same Business Day such notice is received by each such Lender.

(c) Except as set forth in clause (d) below, any Equalization Transfer (i) by any Lender to the Agent for the account of the Swing Line Lender shall be deemed to constitute a Loan by such Lender to the Borrower and a repayment by the Borrower of Loans held by the Swing Line Lender, and (ii) by the Swing Line Lender to the Agent for the account of each Lender shall be deemed to constitute a Loan by the Swing Line Lender to the Borrower and a repayment of Loans held by such Lender.

(d) To the extent a Default of the nature set forth in Section 8.1.9 shall have occurred and be continuing on the date on which any Equalization Transfer is required to be made pursuant to clause (b) above, any such Equalization Transfer (i) by any

Lender to the Agent for the account of the Swing Line Lender, and (ii) by the Swing Line Lender to the Agent for the account of any Lender shall, in each case, be deemed to constitute a purchase by each such Lender or the Swing Line Lender, as the case may be, of a direct interest, in the amount of such Equalization Transfer, in outstanding Loans, such that each of the Lenders shall have an interest in such Loans equal to their respective Percentage as of the date of occurrence of such Default.

(e) At any time after any Lender (a “Selling Lender”) shall have received any Equalization Transfer that constitutes a purchase by any other Lender (a “Purchasing Lender”) of a direct interest in such Selling Lender’s Loans pursuant to clause (d) above, if such Selling Lender receives any payment on account of its Loans, such Selling Lender will distribute to such Purchasing Lender its proportionate share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Purchasing Lender’s direct interest was outstanding and funded); provided, however, that in the event that such payment received by such Selling Lender is required to be returned, such Purchasing Lender will return to such Selling Lender any portion thereof previously distributed to it by such Selling Lender.

(f) Each Lender’s obligation to make Equalization Transfers pursuant to clause (b) above shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Agent, the Swing Line Lender or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, an Event of Default or a Commitment Termination Event, (iii) any materially adverse change in the condition (financial or otherwise) of the Borrower or any other Obligor, (iv) any breach of this Agreement by any Obligor or any Lender (including any Lender’s failure to make any Equalization Transfer) or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g) Equalization Transfers shall be made on the Effective Date: (i) to cause the payment in full of the Lenders under the Original Credit Agreement who are not Lenders under this Agreement, and (ii) to cause the Loans to be held by the Lenders under this Agreement (including the Swing Line Lender) according to their respective Percentage (adjusted in the reasonable discretion of the Agent for anticipated Loans or repayments).

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

3.1 Repayments and Prepayments; Application.

3.1.1 Repayments and Prepayments. The Borrower and the Co-Borrowers shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date therefor. Prior thereto, the Borrower

(a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Revolving Loan; provided, however, that (i) any such prepayment of Revolving Loans shall be made pro rata among the Revolving Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Revolving Loans; (ii) the Borrower shall comply with Section 4.4 in the event that any LIBO Rate Loan is prepaid on any day other than the last day of the Interest Period for such LIBO Rate Loan; and (iii) all such voluntary prepayments shall require at least three Business Days’ but no more than five Business Days’ notice in the case of LIBO Rate Loans, in each case in writing to the Agent;

(b) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Swing Line Loans;

(c) shall, on each date when the sum of (i) the aggregate outstanding principal amount of all Loans plus (ii) the aggregate amount of all Letter of Credit Outstandings less (iii) all cash proceeds in the accounts referred to in Section 7.1.9, at the time of determination of any of the foregoing exceeds the lesser of (A) the Revolving Loan Commitment Amount (as it may be reduced from time to time, pursuant to Section 2.2), and (B) the then applicable Borrowing Base Amount, make a mandatory prepayment of all Loans and, if necessary, Cash Collateralize Letter of Credit Outstandings, in an aggregate amount equal to such excess;

(d) shall, not later than one Business Day following the receipt of any Net Disposition Proceeds by the Borrower or any Co-Borrower, deliver to the Agent a calculation of the amount of such Net Disposition Proceeds and make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Disposition Proceeds, to be applied as set forth in Section 3.1.2; provided, however, that no such mandatory prepayment of the Loans shall be required under this clause (d) to the extent such Net Disposition Proceeds are received in connection with clause (c) of Section 7.2.9;

(e) shall, not later than one Business Day following the receipt of any Net Debt Proceeds by the Borrower or any Co-Borrower, deliver to the Agent a calculation of the amount of such Net Debt Proceeds, and make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Debt Proceeds, to be applied as set forth in Section 3.1.2;

(f) shall, concurrently with the receipt of any Net Equity Proceeds by the Borrower or any Co-Borrower, deliver to the Agent a calculation of the amount of such Net Equity Proceeds, and no later than five Business Days following the delivery of such calculation, make a mandatory prepayment of the Loans in an amount equal to 50% of such Net Equity Proceeds, to be applied as set forth in Section 3.1.2;

(g) shall, not later than one Business Day following the receipt of any Net Casualty Proceeds (in respect of any assets other than Fixed Assets that are not subject to a Lien Securing the Obligations) by the Borrower or any Co-Borrower, deliver to the Agent a calculation of the amount of such Net Casualty Proceeds and make a mandatory prepayment of the Loans in an amount equal to 100% of such Proceeds, to be applied as set forth in Section 3.1.2;

(h) shall, on each date when any reduction in the Revolving Loan Commitment Amount shall become effective, make a mandatory prepayment of the Loans and (if necessary) Cash Collateralize Letter of Credit Outstandings in an aggregate amount equal to the excess, if any, of the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans and (ii) the aggregate amount of all Letter of Credit Outstandings over the Revolving Loan Commitment Amount as so reduced; and

(i) shall, immediately upon the occurrence of the Stated Maturity Date of any Loans or Obligations, whether by way of acceleration pursuant to Section 8.2 or Section 8.3 or otherwise, repay all outstanding Loans and other Obligations, unless, pursuant to Section 8.3, only a portion of all Loans and other Obligations are so accelerated (in which case the portion so accelerated shall be so prepaid).

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4. No prepayment of principal of any Revolving Loans pursuant to clauses (a), (b), (c), (d), (e), (f) or (g) of Section 3.1.1 shall cause a reduction in the Revolving Loan Commitment Amount, the Swing Line Loan Commitment Amount or the Letter of Credit Commitment Amount, as the case may be.

3.1.2. Application. Each prepayment or repayment of principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, to the principal amount thereof being maintained as LIBO Rate Loans; provided that prepayments or repayments of LIBO Rate Loans not made on the last day of the Interest Period with respect thereto, shall be prepaid or repaid subject to the provisions of Section 4.4 (together with a payment of all accrued interest).

3.2. Interest Provisions. Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with this Section 3.2.

3.2.1 Rates.

(a) Each-Base Rate Loan shall accrue interest on the unpaid principal amount thereof for each day from and including the day upon which such Loan was made or converted to a Base Rate Loan to but excluding the date such Loan is repaid or converted to a LIBO Rate Loan at a rate per annum equal to the sum of the Alternate Base Rate for such day plus the Applicable Margin for such Loan on such day.

(b) Each LIBO Rate Loan shall accrue interest on the unpaid principal amount thereof for each day during each Interest Period applicable thereto at a rate per annum equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin for such Loan on such day.

3.2.2 Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or any other monetary Obligation of the Borrower and the Co-Borrowers is due and payable, the Borrower and the Co-Borrowers shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the rate that would otherwise be applicable thereto plus 2%, or if no rate is otherwise applicable thereto, then at a rate per annum that would otherwise be applicable to Base Rate Loans pursuant to Section 3.2.1 plus 2%.

3.2.3 Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a) on the Stated Maturity Date therefor;

(b) in the case of a LIBO Rate Loan, on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan, to the extent of the unpaid interest accrued through such date on the principal so paid or prepaid;

(c) with respect to Base Rate Loans, on each Monthly Payment Date occurring after the Closing Date hereunder;

(d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, at intervals of three months after the first day of such Interest Period);

(e) with respect to the principal amount of any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c) above, on the date of such conversion; and

(f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans, Reimbursement Obligations or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand; provided, that so long as the Borrower shall be in compliance with Section 5.2, any such amounts which are due and payable shall be funded with the proceeds of a Swing Line Loan. Interest due under the Original Credit Agreement through the day preceding the Effective Date shall be paid on the Effective Date.

3.3 Fees. The Borrower agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

3.3.1 Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender, for each day during the period (including any portion thereof when any of the Lenders’ Revolving Loan Commitments are suspended by reason of the Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Revolving Loan Commitment Termination Date, a commitment fee on such Lender’s Percentage of the daily average unused portion of the Revolving Loan Commitment Amount, whether or not then available, for such day at a rate per annum equal to the Applicable Commitment Fee for such day. Such commitment fees shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first such day following the Effective Date, and ending on the Revolving Loan Commitment Termination Date. The making of Swing Line Loans by the Swing Line Lender shall not constitute usage under the Revolving Loan Commitment for the purpose of calculating the commitment fees to be paid by the Borrower to the Lenders (other than the Swing Line Lender) pursuant to this Section 3.3.1. Commitment fees due under the Original Credit Agreement through the day preceding the Effective Date shall be paid on the Effective Date and disbursed by the Agent in accordance therewith.

3.3.2 The Agent’s Fees. The Borrower agrees to pay to the Agent the fees set forth in the Agent’s Fee Letter, in each case in accordance with their respective terms, for the Agent’s own account, for the account of the Lead Arrangers (as referred to in the Agent’s Fee Letter) and for the account of the Collateral Agents (as referred to in the Agent’s Fee Letter) and for the account of the Lenders, respectively as the case may be.

3.3.3 Letter of Credit Fee. The Borrower agrees to pay to

(a) the Agent, for the pro rata account of the Issuer and each other Lender, a Letter of Credit fee for each day on which there shall be any Letter of Credit Outstandings in an amount equal to the product of (i) a rate per annum equal to the then Applicable Margin for Loans maintained as LIBO Rate Loans multiplied by (ii) the Stated Amount of each such Letter of Credit; and

(b) the Issuer (i) a Letter of Credit fronting fee for each day on which there shall be any Letter of Credit Outstandings in an amount equal to .125% per annum on the Stated Amount of each such Letter of Credit, and (ii) from time to time promptly after demand, the normal issuance, presentation, amendment and other processing fees, and other standard administrative costs and charges of the Issuer relating to Letters of Credit as from time to time in effect.

Fees payable pursuant to this Section shall be payable quarterly in arrears from the Effective Date on each Quarterly Payment Date and on the Revolving Loan

Commitment Termination Date. Letter of Credit fees due under the Original Credit Agreement through the day preceding the Effective Date shall be paid on the Effective Date and disbursed by the Agent in accordance therewith.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

4.1 LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, in each case after the date upon which such Lender shall have become a Lender hereunder, makes it unlawful, or any central bank or other Governmental Authority asserts, after such date, that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue, maintain or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Agent that the circumstances causing such suspension no longer exist (with the date of such notice being the “Reinstatement Date”), and

(a) all LIBO Rate Loans previously made by such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion and

(b) all Loans thereafter made by such Lender and outstanding prior to the Reinstatement Date shall be made as Base Rate Loans, with interest thereon being payable on the same date that interest is payable with respect to the corresponding Borrowing of LIBO Rate Loans made by Lenders not so affected.

4.2 Deposits Unavailable. If the Agent shall have determined that

(a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Agent in its relevant market; or

(b) by reason of circumstances affecting the Agent’s relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans,

then, upon notice from the Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

4.3 Increased LIBO Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender and the Issuer for any increase in the cost to such Lender or the Issuer of, or any reduction in the amount of any sum receivable by such Person in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the date hereof of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively. Such Lender or the Issuer shall promptly notify the Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender or the Issuer within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower; provided, that each Lender and the Issuer agrees to treat the Borrower in a similar manner as similarly situated borrowers in connection with any such amounts.

4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan, or any loss of anticipated profit) as a result of

(a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

(b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor; or

(c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor,

then, upon the written notice of such Lender to the Agent (with a copy to the Borrower) within thirty days of the date such Lender would reasonably be expected to become aware of such loss or expense, the Agent shall, within five days of its receipt thereof, cause payment to be made (for the account of the Borrower and the Co-Borrowers) directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Co-Borrowers.

4.5 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any

Governmental Authority, in each case occurring after the applicable Lender becomes a Lender hereunder, affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its Commitments, participation in Letters of Credit or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower (which notice shall contain a calculation of such amount in reasonable detail), the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Co-Borrowers. In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

4.6 Taxes. The Borrower and the Co-Borrowers covenant and agree as follows with respect to Taxes:

(a) Any and all payments by the Borrower and each other Obligor under this Agreement and each other Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are required by law to be deducted or withheld from any payment required to be made by the Borrower or any other Obligor to or on behalf of any Lender under any Loan Document, then: (i) subject to clause (f), below, if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary such that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for herein or in such other Loan Document; and (ii) the Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b) In addition, the Borrower and each other Obligor shall pay any and all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes.

(d) Subject to clause (f), below, the Borrower and the Co-Borrowers shall indemnify any Lender for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Lender (whether or not such

Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority). Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by such Lender, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided, however, that such Lender shall not be under any obligation to provide any such notice to the Borrower). In addition, the Borrower and the Co-Borrowers shall indemnify any Lender for any incremental Taxes that may become payable by such Lender as a result of any failure of the Borrower and the Co-Borrowers to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Agent, pursuant to clause (c), above, documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Lender or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Lender makes written demand therefor. The Borrower and the Co-Borrowers acknowledge that any payment made to the Agent, for the account of each Lender or to any Governmental Authority in respect of the indemnification obligations of the Borrower and the Co-Borrowers provided in this clause shall constitute a payment in respect of which the provisions of clause (a), above, and this clause shall apply.

(e) Each Non-U.S. Lender, shall (i) on or before the date (x) it becomes a Lender and (y) that any predecessor form expired or became obsolete or (ii) after the occurrence of any event requiring a change in the most recent forms or documentation previously delivered by such Lender pursuant hereto, deliver to the Borrower (i) (x) two duly completed copies of either (A) Internal Revenue Service Form 1001 or (B) Internal Revenue Service Form 4224, or in either case an applicable successor form, and (y) a duly completed copy of Internal Revenue Service Form W-8 or W-9 or applicable successor form; or (ii) if such Non-U.S. Lender is not legally entitled to deliver either form listed in clause (e)(i)(x), above, (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881 (c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8 or applicable successor form.

(f) The Borrower and the Co-Borrowers shall not be obligated to gross up any payments to any Lender pursuant to clause (a)(i), above, or to indemnify such Lender pursuant to clause (d), above, in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), above, (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by such Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) such Lender or the Agent being treated as a

“conduit entity” within the meaning of U.S. Treasury regulations Section 1.881-3 or any successor provision; provided, however, that the Borrower and the Co-Borrowers shall be obligated to gross up any payments to such Lender pursuant to clause (a)(i), above, and to indemnify such Lender pursuant to clause (d), above, in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date hereof, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of such Lender’s lending office was made at the request of the Borrower or was due to a closing of the Lender’s lending office, or (iii) the obligation to gross up payments to any Lender pursuant to clause (a)(i) above, or to indemnify such Lender pursuant to clause (d), above, is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of the Borrower.

(g) If the Borrower or a Co-Borrower pays any additional amount under this Section to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit after tax, which was obtained by the Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit or carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender had made a payment to the Borrower pursuant to this clause shall be treated as a Non-Excluded Tax for which the Borrower and the Co-Borrowers are obligated to indemnify such Lender pursuant to this Section without any exclusions or defenses; and (iii) nothing in this clause shall require the Lender to disclose any confidential information to the Borrower (including its tax returns).

4.7 Payments, Computations, etc. Unless otherwise expressly provided in any Loan Document, all payments by or on behalf of the Borrower and the Co-Borrowers pursuant to this Agreement or any other Loan Document shall be made by the Borrower to the Agent for the pro rata account of the Lenders, Issuer or Agent, as applicable, entitled to receive such payment. All such payments required to be made to the Agent shall be made, without setoff, deduction or counterclaim, not later than 2:00 p.m., Denver, Colorado time, on the date due, in same day or immediately available funds, to such account as the Agent shall specify from time to time by notice to the

Borrower. Funds received after that time shall be deemed to have been received by the Agent on the next succeeding Business Day. The Agent shall promptly remit in same day funds to each Lender or Issuer, as the case may be, its share, if any, of such payments received by the Agent for the account of such Lender or Issuer, as the case may be. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (a) of the definition of “Interest Period”) be made on the next succeeding Business Day.

4.8 Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan or Reimbursement Obligations (other than pursuant to the terms of Sections 4.3, 4.4 and 4.5) in excess of its pro rata share of payments then or therewith obtained by all Lenders entitled thereto, such Lender shall purchase from the other Lenders such participation in the Credit Extensions made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of

(a) the amount of such selling Lender’s required repayment to the purchasing Lender in respect of such recovery to

(b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

The Borrower and the Co-Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower and the Co-Borrowers in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

4.9 Setoff. Each Secured Party shall, upon the occurrence of any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to any Obligor or, with the consent of the Required Lenders, upon the occurrence of any other Event of Default, to the fullest extent permitted by law, have the right to appropriate and apply to the payment of the Obligations then due to it, and (as security for such Obligations) the Borrower and the Co-Borrowers hereby grant to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower and the Co-Borrowers then or thereafter maintained with or otherwise held by such Secured Party; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.

4.10 Change of Lending Office. Each Lender agrees that if it makes any demand for payment under Sections 4.3, 4.4, 4.5 or 4.6, or if any adoption or change of the type described in Section 4.1 shall occur with respect to it, it will, if requested by the Borrower, use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Sections 4.3, 4.4, 4.5 or 4.6, or would eliminate or reduce the effect of any adoption or change described in Section 4.1.

4.11 Replacement of Lenders. If any Lender (a “Subject Lender”) makes a demand upon the Borrower for (or if the Borrower or a Co-Borrower is otherwise required to pay) amounts pursuant to Sections 4.3, 4.5 or 4.6, or gives notice pursuant to Section 4.1 requiring a conversion of such Subject Lender’s LIBO Rate Loans to Base Rate Loans or suspending such Lender’s obligation to make Loans as, or to convert Loans into, LIBO Rate Loans, the Borrower may, within 90 days of receipt by the Borrower of such demand or notice (or the occurrence of such other event causing the Borrower or a Co-Borrower to be required to pay such compensation), as the case may be, give notice (a “Replacement Notice”) in writing to the Agent and such Subject Lender of its intention to replace such Subject Lender with a financial institution (a “Replacement Lender”) designated in such Replacement Notice. If the Agent shall, in the exercise of its reasonable discretion and within 30 days of their receipt of such Replacement Notice, notify the Borrower and such Subject Lender in writing that the designated financial institution is satisfactory to the Agent (such consent not being required where the Replacement Lender is already a Lender), then such Subject Lender shall, so long as no Default or Event of Default shall have occurred and be continuing (and subject to the payment of any amounts due pursuant to Section 4.4), assign, in accordance with Section 10.11.1, all of its Commitments, Loans, Notes (if any) and other rights and obligations under this Agreement and all other Loan Documents (including, Reimbursement Obligations) to such designated financial institution; provided, however, that (i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Subject

Lender and such designated financial institution and (ii) the purchase price paid by such designated financial institution shall be in the amount of such Subject Lender’s Loans and its applicable Percentage of outstanding Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.2, 4.3, 4.5 and 4.6), owing to such Subject Lender hereunder. Upon the effective date of an assignment described above, the Borrower and the Co-Borrowers shall issue a replacement Note (to the extent such Replacement Lender shall have requested a replacement Note pursuant to Sections 2.7 and 10.11.1) to such Replacement Lender and such institution shall become a “Lender” for all purposes under this Agreement and the other Loan Documents.

4.12 Bank Products Obligations Subordinate. Except as provided below, notwithstanding the terms of this Agreement or any other Loan Document to the contrary, Bank Products Obligations owing to the Lenders or any of their Affiliates (including the Agent and any of its Affiliates) shall be subordinate in security and right of repayment to all other Obligations owing to the Lenders (whether in their capacity as Agent, Collateral Agent or otherwise). Provided, however, except during a Default Period, Bank Products Obligations may be paid, and all transfers, setoffs, adjustments, credits and debits may be made in the ordinary course of business in accordance with the terms of the related Bank Products Agreements. During a Default Period, payments and proceeds of collateral securing the Bank Products Obligations shall be applied first to Obligations other than Bank Products Obligations and shall be applied second to Bank Products Obligations on a pro rata basis. Notwithstanding the terms of this Section 4.12, any other terms of this Agreement or any terms of any other Loan Document, the Agent shall have the first right to apply payments and proceeds of collateral to any charge-backs, payments pursuant to any avoidance claims or any other loss, overdraft, or shortfall with respect to the deposit accounts maintained with the Agent as required by Section 7.1.9, to the extent that the funds that are the subject of such charge-backs, payments pursuant to any avoidance claims or any other loss, overdraft, or shortfall have been previously paid or applied by the Agent to the Obligations. In the event that such payments and proceeds of collateral are insufficient to cover such charge-backs, payments pursuant to any avoidance claims or any other loss, overdraft, or shortfall, then the Agent shall be indemnified for the resulting loss as provided for in Section 9.1.

ARTICLE V

CONDITIONS TO CREDIT EXTENSIONS

5.1 Initial Credit Extension. The obligations of the Lenders and, if applicable, the Issuer to fund the initial Credit Extension under this Agreement shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

5.1.1 Resolutions, etc. The Agent shall have received from each Obligor

(a) a copy of a current good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and

(b) a certificate, dated the Closing Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary as to (i) resolutions of such Person’s Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document to be executed by such Person and the transactions contemplated hereby and thereby, (ii) the incumbency and signatures of those of such Person’s officers and employees authorized to act with respect to this Agreement and each other Loan Document to be executed by such Person, and (iii) the full force and validity of each Organic Document of such Person and copies thereof, upon which certificates the Agent and each Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of such Obligor canceling or amending such prior certificate.

5.1.2 Delivery of Notes. To the extent the Lenders do not hold Notes in accordance with their respective Commitments under this Agreement, the Agent shall have received, for the account of each such Lender, such Lender’s Note duly executed by the Borrower and the Co-Borrowers and delivered by an Authorized Officer of the Borrower. Any Lender holding a Note issued under the Original Credit Agreement that is replaced by a new Note in accordance with this Section 5.1.2, shall promptly return the replaced Note to Agent for return to the Borrower.

5.1.3 {Intentionally Omitted}

5.1.4 {Intentionally Omitted}

5.1.5 {Intentionally Omitted}

5.1.6 Closing Date Certificate. The Agent shall have received, with counterparts for each Lender, the Closing Date Certificate, dated the Effective Date and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower made as of such date under this Agreement, and, at the time such certificate is delivered, such statements shall in fact be true and correct. All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance reasonably satisfactory to the Agent.

5.1.7 Supplement to Ancillary Documents. The Agent shall have received: the Supplement Amending and Continuing Parent Guaranty and Pledge Agreement, Subsidiary Guaranty, Supplement to Subsidiary Guaranty, Borrower Pledge and Security Agreement, Subsidiary Pledge and Security Agreement and Supplement to Subsidiary Pledge and Security Agreement, the form of which is attached hereto as Exhibit F-4, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of Borrower, Parent and each Co-Borrower.

5.1.8 UCC Financing and Termination Statements. The Agent shall have received

(a) copies of UCC financing statements (Form UCC-1) (or similar instruments) as may be acceptable to the Agent and suitable for fling, naming such Obligor as the debtor and the Agent as the secured party, or other similar instruments or documents suitable for filing under the UCC of all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the first priority security interest of the Agent in the interests of such Obligor in the collateral pledged pursuant to the applicable Pledge and Security Agreement;

(b) executed copies of proper UCC termination statements (Form UCC-3), if any, necessary to release all Liens and other rights of any Person (other than Liens permitted under Section 7.2.3) in any collateral described in the applicable Pledge and Security Agreement granted by any Person together with such other UCC termination statements (Form UCC-3) as the Agent may reasonably request;

(c) as reasonably required by the Agent, a search report certified by a party acceptable to the Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements, tax liens and judgment liens which are filed in the jurisdictions in which filings were made pursuant to the Original Credit Agreement or are to be made pursuant to clause (a) above and Section 5.1.9, together with copies of such effective financing statements, tax liens and judgment liens as are listed therein and as may be requested by the Agent; and

(d) the Agent and its counsel shall be satisfied that (i) the Lien granted to the Agent in the collateral described in the documents described above is a first priority (or local equivalent thereof) security interest and (ii) no Lien exists on any of the collateral described above other than the Lien created in favor of the Agent pursuant to a Loan Document.

5.1.9 UCC Filing Service. All UCC financing statements (Form UCC-1), termination statements (Form UCC-3) or other similar financing statements required pursuant to Section 5.1.8 (collectively, the “Filing Statements”) shall have been filed directly by the Agent or it’s counsel or delivered to CT Corporation System or another similar filing service company reasonably acceptable to the Agent (the “Filing Agent”) on or before the Closing Date. To the extent filings have been delivered to the Filing Agent, the Filing Agent shall have acknowledged in writing reasonably satisfactory to the Agent and its counsel

(a) the Filing Agent’s receipt of all such Filing Statements,

(b) that such Filing Statements have been submitted for filing in the appropriate filing offices therefor, and

(c) that the Filing Agent will notify the Agent and its counsel of the result of such submissions within 30 days of the Closing Date.

5.1.10 Solvency Certificate. The Agent shall have received

(a) {Intentionally Omitted}

(b) the Solvency Certificate, dated the Closing Date, duly executed and delivered by an Authorized Officer of the Borrower.

5.1.11 {Intentionally Omitted}

5.1.12 Borrowing Base Certificate; Compliance Certificate. The Agent shall have received, with copies for each Lender,

(a) no later than December 18, 2003, an initial Borrowing Base Certificate (in pro-forma), in respect of the Borrower’s and the Co-Borrower’s Eligible Accounts and Eligible Inventory as of December 15, 2003, duly executed by the chief financial or accounting Authorized Officer of the Borrower (and showing that the Borrowing Base Amount on the Effective Date and through February 5, 2004 will exceed the outstanding Credit Extensions on the Effective Date and through February 5, 2004, with expenses and liabilities being paid in the ordinary course of business, by no less than $5,000,000); and

(b) an initial Compliance Certificate, dated the Closing Date based on the November 30, 2003 financial statements, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of the Borrower.

5.1.13 Financial Information, etc. The Agent shall have received, with copies for each Lender,

(a) the audited consolidated income and cash flow statements and balance sheet of the Borrower and the Co-Borrowers for the 1999 through 2002 Fiscal Years;

(b) the unaudited income and cash flow statements and balance sheets of the Borrower and the Co-Borrowers as of October 31, 2003;

(c) the unaudited consolidated balance sheet of Parent, as of October 31, 2003;

(d) proforma financial statements for fiscal years 2003 through 2006, which demonstrate, in the Collateral Agents’ reasonable judgment, together with all other information then available to the Collateral Agents, that the Borrower and the Co-Borrowers can repay their debts and satisfy their other obligations as and when they become due, and can comply with the financial covenants contained in the credit agreement; and

(e) such information as the Collateral Agents may reasonably request to confirm the tax, legal, and business assumptions made in such proforma financial statements,

in each case above, certified by the chief financial or accounting Authorized Officer of the Borrower.

5.1.14 Closing Fees, Expenses, etc. The Agent shall have received, for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 10.3, if then invoiced.

5.1.15 Payment of Outstanding Indebtedness, etc. All Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule (under the title “Indebtedness to be Paid”), together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full (including, to the extent necessary, from proceeds of the initial Borrowing hereunder), and all Liens securing payment of any such Indebtedness shall have been released and the Agent shall have received all executed UCC termination statements (Form UCC-3) or other instruments as may be suitable or appropriate in connection therewith, or, in each case, shall be the subject of a “payoff’ or “estoppel” letter in form and substance acceptable to the Agent.

5.1.16 Insurance. The Agent shall have received reasonably satisfactory evidence of the existence of insurance in compliance with Section 7.1.4 (including all endorsements included therein), and the Agent shall be named additional insured or loss payee, on behalf of the Lenders, pursuant to documentation reasonably satisfactory to the Agent and the Borrower.

5.1.17 Opinions of Counsel. The Agent shall have received an opinion, each dated the Closing Date and addressed to the Agent for the benefit of the Lenders, from Dechert LLP, special New York counsel to each of the Obligors, in form and substance reasonably satisfactory to the Agent.

5.2 All Credit Extensions. The obligation of each Lender and, if applicable, the Issuer, to make any Credit Extension (including its initial Credit Extension) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

5.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension the following statements shall be true and correct:

(a) the representations and warranties set forth in Article VI and in each other Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b) the sum of the (i) aggregate outstanding principal amount of all Loans and (ii) the aggregate amount of all Letter of Credit Outstandings does not exceed the lesser of (A) the then existing Revolving Loan Commitment Amount and (B) the then applicable Borrowing Base Amount; and

(c) no Default shall have then occurred and be continuing.

5.2.2 Credit Extension Request. The Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrower of proceeds of any Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect thereto and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

5.2.3 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any other Obligors shall be in form and substance reasonably satisfactory to the Agent and its counsel; the Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Agent or its counsel may reasonably request.

5.3 Post Closing Condition - New Mortgages and Deeds of Trust. The obligation of each Lender and, if applicable, the Issuer, to make any Credit Extension after February 5, 2004 shall be subject to the satisfaction of the additional following condition. The Agent shall have received the following Mortgages and Deeds of Trust duly executed and delivered by an Authorized Officer of one or more of the Borrower and any Co-Borrower holding any interest in the property described therein, together in each case with a title insurance commitment, all as may reasonably be required by the Collateral Agents:

(a) Deed of Trust covering the property known by unit name Aylett, VA;

(b) Deed of Trust covering the property known by unit name Brownsville, TN;

(c) Deed of Trust covering the property known by unit name Clarksville, TN Whse;

(d) Deed of Trust covering the property known by unit name Conway, NC;

(e) Mortgage covering the property known by unit name Guckeen, MN;

(f) Deed of Trust covering the property known by unit name Haynesville, VA;

(g) Deed of Trust covering the property known by unit name Heathsville, VA;

(h) Deed of Trust covering the property known by unit name Hopewell, VA;

(i) Deed of Trust covering the property known by unit name Ivor, VA;

(j) Deed of Trust covering the property known by unit name Manchester, TN;

(k) Mortgage covering the property known by unit name Maple Hill, IA;

(l) Deed of Trust covering the property known by unit name Milford, VA Sat of Aylett 1353;

(m) Deed of Trust covering the property known by unit name Northern Neck, VA;

(n) Deed of Trust covering the property known by unit name Petersburg, VA Terminal Assoc;

(o) Deed of Trust covering the property known by unit name Sikeston, MO;

(p) Mortgage covering the property known by unit name Welcome, MN;

(q) Deed of Trust covering the property known by unit name Wynnburg, TN.

5.4 Post Closing Requirement – Bailee Letters. Inventory that would not be Eligible Inventory solely on the basis that such Inventory is in the possession of a third party for which the Agent has not received a bailee letter satisfactory to the Agent, executed by such third party, shall be Eligible Inventory until February 5, 2004, provided, however, until such time as each such bailee letter is delivered to the Agent, the storage fees, rents and any other amounts payable to each such third party shall be deducted from the Borrowing Base Amount.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders, the Issuer and the Agent to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants unto the Agent, the Issuer and each Lender as set forth in this Article VI.

6.1 Organization, etc. Each of the Borrower and the Co-Borrowers is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement and each other Loan Document to which it is a party and to own and hold under lease its property, and to conduct its business substantially as currently conducted by it, except where the failure to hold such governmental licenses, permits and approvals could not reasonably be expected to have a Material Adverse Effect.

6.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower and the Co-Borrowers of this Agreement and each other Loan Document executed or to be executed by them, the execution, delivery and performance by each other Obligor of each Loan Document executed or to be executed by it, are in each case within the Borrower’s and each such other Obligor’s powers, have been duly authorized by all necessary action, and do not

(a) contravene any such Person’s Organic Documents;

(b) contravene any material contractual restriction, law or governmental regulation or court decree or order binding on or affecting any such Person; or

(c) result in, or require the creation or imposition of, any Lien (other than Liens permitted under the Loan Documents) on any such Person’s properties.

6.3 Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for the due execution, delivery or performance by the Borrower or any other Obligor of any Loan Document to which it is a party, except for any of the foregoing, the failure of which to make or obtain such authorization or approval (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.4 Validity, etc. This Agreement, and each other Loan Document executed by the Borrower and the Co-Borrowers will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower and the Co-Borrowers, enforceable against the Borrower and the Co-Borrowers in accordance with their respective terms; and each other Loan Document executed by each other Obligor will, on the due execution and delivery thereof by such Obligor, constitute the legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

6.5 Financial Information. The financial statements of the Borrower and the Co-Borrowers furnished to the Agent and each Lender pursuant to

(a) clauses (a) and (b) of Section 5.1.13 have been prepared in accordance with GAAP consistently applied and

(b) clauses (c), (d) and (e) of Section 5.1.13 have been prepared in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended, and, in each case, present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

All balance sheets, all statements of operations, shareholders’ equity and cash flow and all other financial information of each of the Borrower and the Co-Borrowers furnished pursuant to Section 7.1.1 of the Original Credit Agreement and pursuant to Section 7.1.1 of this Agreement, have been and will, for periods following the Closing Date, be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

6.6 No Material Adverse Change. There has been no material adverse change in the financial condition, results of operations, assets, business, properties or, other than with respect to forecast weather conditions, prospects of the Borrower and its Subsidiaries, taken as a whole, since August 31, 2003.

6.7 Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened litigation, action, proceeding or labor controversy

(a) except as disclosed in Item 6.7 of the Disclosure Schedule (under the title “Litigation”), affecting the Borrower, any of its Subsidiaries or any other Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, and no development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding so disclosed which could reasonably be expected to have a Material Adverse Effect (provided, however, that the aggregate amount of liability of the Borrower and the Co-Borrowers in respect of the labor controversies, litigations, arbitrations, governmental investigations and proceedings so disclosed will not exceed $3,500,000); or

(b) which purports to affect the legality, validity or enforceability of this Agreement, any other Loan Document.

6.8 Subsidiaries. The Borrower has no Subsidiaries, except those Subsidiaries

(a) which are identified in Item 6.8 of the Disclosure Schedule (under the title “Existing Subsidiaries”); or

(b) which are permitted to have been organized or acquired in accordance with Sections 7.2.5 or 7.2.8.

6.9 Ownership of Properties. Each Obligor owns (a) in the case of owned real property, good and marketable fee title to, and (b) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 7.2.3, except where the failure to have such title could not reasonably be expected to have a Material Adverse Effect.

6.10 Taxes. Each Obligor has filed all tax returns and reports required by law to have been filed by it and has paid all material Taxes and governmental charges thereby shown to be due and owing, except any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

6.11 Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 of the Disclosure Schedule (under the title “Employee Benefit Plans”), neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

6.12 Environmental Warranties. Except as set forth in Item 6.12 of the Disclosure Schedule (under the title “Environmental Matters”):

(a) all facilities and property (including underlying groundwater) owned or leased by the Borrower or any of its Subsidiaries are in material compliance with all Environmental Laws;

(b) there have been no past unresolved, and there are no pending or, to the Borrower’s knowledge, threatened (i) claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law that, in either case, have, or could reasonably be expected to have, a Material Adverse Effect;

(c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that have, or could reasonably be expected to have, a Material Adverse Effect;

(d) the Borrower and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters;

(e) no property now or, to the knowledge of the Borrower, previously owned or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up;

(f) there are no underground storage tanks, active or, to the knowledge of the Borrower, abandoned, including petroleum storage tanks, on or under any property now or, to the knowledge of the Borrower, when owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(g) to the knowledge of the Borrower, neither the Borrower nor any Subsidiary of the Borrower has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA that have, or could reasonably be expected to have, a Material Adverse Effect; and

(h) there are no polychlorinated biphenyls or friable asbestos present at any property now owned or leased by the Borrower or any Subsidiary of the Borrower that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

provided, however, that the aggregate amount of liability of the Borrower and the Co-Borrowers in respect of the items set forth in Item 6.12 of the Disclosure Schedule (under the title “Environmental Matters”) will not exceed $5,000,000.

6.13 Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to the Agent, the Issuer or any Lender by or on behalf of the Borrower or any other Obligor for purposes of or in connection with this Agreement or any transaction contemplated hereby (true and complete copies of which were furnished to the Agent, the Issuer and each Lender requesting a copy thereof in connection with its execution and delivery hereof), contains any untrue statement of a material fact, and no other factual information hereafter furnished in connection with this Agreement or any other Loan Document by the Borrower or any other Obligor to the Agent, the Issuer or any Lender will contain any untrue statement of a material fact on the date as of which such information is dated or certified and, as of the date of the execution and delivery of this Agreement by the Agent, the Issuer and each of the Lenders, the information delivered prior to the date of execution and delivery of this Agreement (unless such information specifically relates to a prior date) does not, and the factual information hereafter furnished shall not on the date as of which such information is dated or certified, omit to state any material fact necessary to make any information not misleading.

6.14 Regulations U and X. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

6.15 {Intentionally Omitted}

6.16 Status of Obligations as Senior Indebtedness; First Mortgage Notes; etc.

(a) The Borrower has the power and authority to incur the Senior Indebtedness and the Parent has duly authorized, executed and delivered, respectively the First Mortgage Note Documents.

(b) The First Mortgage Notes have been issued and sold to the initial purchasers thereof in accordance with and pursuant to the terms of the Offering Memorandum and in compliance with all laws, including Rule 144A of the Securities Act of 1933, as amended and all other applicable federal and state securities laws. All representations and warranties of the Borrower and each other applicable Obligor contained in the purchase agreement relating to the First Mortgage Notes were true and correct in all material respects as of the date thereof.

6.17 Solvency. The Credit Extensions hereunder, the continuation by each Co-Borrower of the Subsidiary Guaranty and the application of the proceeds of the Credit Extensions), will not involve or result in any fraudulent transfer or fraudulent conveyance under the provisions of Section 548 of the Bankruptcy Code (11 U.S.C. § 101 et seq, as from time to time hereafter amended, and any successor or similar statute) or any applicable state law respecting fraudulent transfers or fraudulent conveyances. On the Closing Date, after giving effect to the making of each Credit Extension made on the Closing Date and after giving effect to the application of the proceeds of such Credit Extensions, the Borrower and each Subsidiary of the Borrower is Solvent.

ARTICLE VII

COVENANTS

7.1 Affirmative Covenants. The Borrower agrees with the Agent, each Lender and the Issuer that, until the Termination Date, the Borrower will perform, or cause to be performed, the obligations set forth in this Section 7.1.

7.1.1 Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to each Lender and the Agent copies of the following financial statements, reports, notices and information:

(a) (i) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and the Co-Borrowers as of the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income and cash flow of the Borrower and the Co-Borrowers for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and, in each case, setting forth in comparative form (A) the figures for the same quarterly accounting periods ending in the immediately preceding Fiscal Year and (B) the figures for the same quarterly accounting periods reflected in the financial projections most recently delivered (either prior to the Closing Date or pursuant to clause (i) of this Section 7.1.1)), certified by the chief financial or chief accounting Authorized Officer of the Borrower and reviewed by independent public accountants acceptable to the Agent, and (ii) as soon as available and in any event within 30 days after the end of each Fiscal Month of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and the Co-Borrowers as of the end of such Fiscal Month, and the related consolidated and consolidating statements of income and cash flow of the Borrower and the Co-Borrowers for such Fiscal Month and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Month, and, in each case, setting forth in comparative form (A) the figures for the same monthly accounting periods ending in the immediately preceding Fiscal Year and (B) the figures for the same monthly accounting periods reflected in the financial projections most recently delivered (either prior to the Closing Date or pursuant to clause (i) of this Section 7.1.1)), certified by the chief financial or chief accounting Authorized Officer of the Borrower;

(b) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and the Co-Borrowers, and the related consolidated and consolidating statements of income and cash flow of the Borrower and the Co-Borrowers for such

Fiscal Year, setting forth in comparative form (A) the figures for the immediately preceding Fiscal Year and (B) the figures for the same period reflected in the financial projections most recently delivered (either prior to the Closing Date or pursuant to clause (i) of Section 7.1.1), audited (without any Impermissible Qualification) by independent public accountants acceptable to the Agent, which shall include a calculation of the financial covenants set forth in Section 7.2.4 and stating that, in performing the examination necessary to deliver the audited financial statements of the Borrower, no knowledge was obtained of any Event of Default;

(c) together with the delivery of the financial information pursuant to clause (a)(i) and clause (b), a Compliance Certificate, executed by the chief financial or chief accounting Authorized Officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Agent) compliance with the financial covenants set forth in Section 7.2.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrower or such Obligor has taken or proposes to take with respect thereto);

(d) as soon as possible and in any event within three Business Days after the Borrower or any other Obligor obtains knowledge (or could reasonably be expected to have obtained knowledge) of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action that the Borrower or such Obligor has taken and proposes to take with respect thereto;

(e) (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding, or labor controversy described in Item 6.7 of the Disclosure Schedule (under the title “Litigation”) or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type described in Section 6.7, notice thereof and, to the extent the Agent requests, copies of all documentation relating thereto;

(f) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders generally in their capacity as security holders, and all reports, notices, prospectuses and registration statements which any Obligor files with the Securities and Exchange Commission or any national securities exchange;

(g) promptly upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Obligor of any material liability, fine or penalty or (v) any material increase in the contingent liability of any Obligor with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

(h) promptly upon receipt thereof, copies of all “management letters” submitted to the Borrower or any other Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;

(i) promptly when available and in any event within 60 days following the last day of each Fiscal Year of the Borrower, financial projections for the Borrower and the Co-Borrowers, on a consolidated and consolidating basis (including an operating budget), for the current Fiscal Year, prepared in reasonable detail by the chief accounting or financial Authorized Officer of the Borrower;

(j) within 3 Business Days after the end of each week, a Borrowing Base Certificate that is calculated as of the last day of each week;

(k) within 20 days after the end of each Fiscal Month: (i) a detailed aged trial balance and a detailed summary of all Accounts indicating which Accounts are thirty, sixty and ninety days past due and listing the names of all Account Debtors, indicating which Accounts are Eligible Accounts and which are not, (ii) a detailed listing and a detailed summary of the Borrower’s and the Co-Borrower’s accounts payable indicating which accounts payable are more than thirty days past due, (iii) detailed inventory listings and a detailed inventory listing summary, indicating which Inventory is Eligible Inventory and which is not, and (iv) a reconciliation of Accounts, accounts payable and inventory to the financial statements delivered pursuant to clause (a) of this Section 7.1.1 and to the most recent Fiscal Month end Borrowing Base Certificate delivered pursuant to clause (j) of this Section 7.1.1; provided, however, that the Borrower will only have to provide the detailed listings in clauses (i), (ii) and (iii), above to the Collateral Agents. The Borrower will only distribute such detailed listings to a Lender requesting such listings; and

(l) such other information relating to the condition or operations, financial or otherwise, of the Borrower or any other Obligor as any Lender through the Agent may from time to time reasonably request.

7.1.2 Maintenance of Existence. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation):

(a) the maintenance and preservation of its corporate existence and qualification as a foreign corporation, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; and

(b) the payment, before the same become delinquent, of all material Taxes, assessments and governmental charges imposed upon the Borrower or its Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the books of the Borrower or its Subsidiaries, as applicable.

7.1.3 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on by the Borrower and its Subsidiaries may be properly conducted at all times unless the Borrower or such Subsidiary determines in good faith that the continued maintenance of such property is no longer economically desirable.

7.1.4 Insurance.

(a) The Borrower and the Co-Borrowers will maintain (i) insurance on its property with financially sound and reputable insurance companies, that have at least an A+ Best rating, against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrower and its Subsidiaries, (ii) general and products liability insurance with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrower and its Subsidiaries, and (iii) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

(b) Without limiting clause (a) above, all insurance policies required pursuant to clause (i) of clause (a) above shall (i) name the Agent, on behalf of Secured Parties, as additional loss payee and/or mortgagee as their interests may appear, and provide that no cancellation or modification of the policies will be made without thirty days’ prior written notice to the Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

7.1.5 Books and Records. The Borrower and the Co-Borrowers will keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions and permit the Agent, the Collateral Agents, the Issuer and each Lender or any of their respective representatives, at reasonable times and intervals and after reasonable notice to the Borrower,

(a) to visit each Obligor’s offices and any other place where “Collateral” (as defined in the applicable Pledge and Security Agreement) is located,

(b) to discuss such Obligor’s financial matters with its officers and employees and its independent public accountants (and the Borrower and the Co-Borrowers hereby authorize such independent public accountant to discuss the Borrower’s and each Obligor’s financial matters with each Lender or its representatives whether or not any representative of the Borrower or a Co-Borrower is present) and

(c) to examine (and, at the expense of the Borrower and the Co-Borrowers, photocopy extracts from) any of its books or other corporate records.

The Borrower shall pay any fees of any independent public accountant incurred in connection with any exercise of rights pursuant to this Section by the Agent, the Collateral Agents, any Issuer and any Lender.

7.1.6 Environmental Covenant. The Borrower will, and will cause each of its Subsidiaries to,

(a) use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all material permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

(b) promptly notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries of a nature relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws (which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect) and shall resolve any non-compliance with Environmental Laws within the time period required by such Environmental Laws and keep its property free of any Lien imposed by any Environmental Law; and

(c) provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this Section 7.1.6.

7.1.7 Future Subsidiaries. Upon any Person becoming, after the Closing Date, a Restricted Subsidiary, or upon the Borrower or any Co-Borrower acquiring additional Capital Stock of any existing Co-Borrower, the Borrower shall promptly notify the Agent of such acquisition, and

(a) the Borrower shall promptly cause such Restricted Subsidiary to execute and deliver to the Agent, with counterparts for each Lender, a supplement to, this Agreement, the Subsidiary Guaranty and a supplement to the Subsidiary Pledge and Security Agreement, together with acknowledgment copies of UCC financing statements (Form UCC-1) executed and delivered by the Restricted Subsidiary naming the Restricted Subsidiary, as a Co-Borrower and as the debtor, respectively, and the Agent as the secured party, respectively, or other similar instruments or documents, filed under the UCC in all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the security interest of the Agent pursuant to the Subsidiary Pledge and Security Agreement (other than the perfection of security interests in motor vehicles owned as of the date such entity becomes a Restricted Subsidiary); and

(b) the Borrower shall promptly deliver, or cause to be delivered, to the Agent under a supplement to a Pledge Agreement certificates (if any) representing all of the issued and outstanding shares of Capital Stock of such Restricted Subsidiary or Foreign Subsidiary owned by the Borrower or any Restricted Subsidiary, as the case may be, along with undated stock powers for such certificates, executed in blank, or, if any securities subject thereto are uncertificated securities, confirmation and evidence satisfactory to the Agent that appropriate book entries have been made in the relevant books or records of a securities intermediary or the issuer of such securities, as the case may be, or other appropriate steps shall have been taken under applicable law resulting in the perfection of the security interest granted in favor of the Agent pursuant to the terms of a Pledge Agreement;

together, in each case, with such opinions, in form and substance and from counsel reasonably satisfactory to the Agent, as the Agent may reasonably request; provided, however, that notwithstanding the foregoing, no Foreign Subsidiary shall be required join this Agreement as a Co-Borrower or to execute and deliver a supplement to the Subsidiary Guaranty or a supplement to the Subsidiary Pledge and Security Agreement, nor will the Borrower or any Co-Borrower be required to deliver in pledge pursuant to a Pledge Agreement in excess of 65% of the total combined voting power of all classes of Capital Stock of a Foreign Subsidiary entitled to vote.

7.1.8 Use of Proceeds. The Borrower shall apply the proceeds of the Credit Extensions for working capital and general corporate purposes of the Borrower and the Co-Borrowers, including Permitted Acquisitions by such Persons.

7.1.9 Cash Management Accounts. The Borrower shall

(a) continue to maintain and establish cash management accounts subject to the control of the Agent, all on terms and conditions and pursuant to documentation satisfactory to the Agent;

(b) provide instructions to the appropriate Person as often as necessary to ensure that any and all amounts deposited in any such account are transferred, either directly or indirectly, to the Agent, to be applied against any outstanding Loans; and

(c) not close or transfer any such account, or open any new deposit account, in any case without the prior written consent of the Agent.

7.1.10 {Intentionally Omitted}

7.2 Negative Covenants. The Borrower and the Co-Borrowers covenant and agree with the Agent, the Issuer and each Lender that, until the Termination Date, the Borrower and the Co-Borrowers will perform or cause to be performed, the obligations set forth in this Section 7.2.

7.2.1 Business Activities and Restrictions on Immaterial Subsidiaries. The Borrower and the Co-Borrowers will not engage in any business activity, except for any business in which the Borrower and the Co-Borrowers are engaged on the Effective Date and such businesses as may be incidental, similar or related thereto. In the aggregate, Immaterial Subsidiaries shall not (i) have accounted for more than five percent (5%) of EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recent four Fiscal Quarters with respect to which, pursuant to Section 7.1.1, financial statements have been, or are required to have been, delivered by the Borrower on or before the date as of which any such determination is made, as reflected in such financial statements, and (ii) have assets which represent more than five percent (5%) of the consolidated gross assets of the Borrower and its Subsidiaries as of the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to Section 7.1.1, financial statements have been, or are required to have been, delivered by the Borrower on or before the date as of which any such determination is made, as reflected in such financial statements.

7.2.2 Indebtedness. The Borrower and the Co-Borrowers will not create, incur, assume or suffer to exist (“Incur”) or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a) Indebtedness in respect of the Obligations;

(b) until the Effective Date, Indebtedness identified in Item 7.2.2(b) (titled “Indebtedness to be Paid”) of the Disclosure Schedule;

(c) Indebtedness, to the extent still outstanding on the Effective Date which is identified in Item 7.2.2(c) of the Disclosure Schedule (under the title “Ongoing Indebtedness”);

(d) unsecured Indebtedness (i) incurred in the ordinary course of business of the Borrower and the Co-Borrowers (including obligations incurred in connection with obtaining goods and materials which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Borrower or such Co-Borrower), (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, and (iii) Contingent Liabilities in respect of Indebtedness described in the preceding clauses (i) and (ii); but excluding (in each case under this clause (d)), Indebtedness incurred through the borrowing of money;

(e) Indebtedness (i) in respect of industrial revenue bonds or other similar governmental or municipal bonds, (ii) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of the Borrower and the Co-Borrowers (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Borrower and the Co-Borrowers (provided, that such Indebtedness is incurred within 60 days of the acquisition of such property) and (iii) Capitalized Lease Liabilities; provided, that the aggregate amount of all Indebtedness outstanding pursuant to this clause (e) shall not at any time exceed $5,000,000; provided, further, that neither the Borrower nor any Co-Borrower may have any Contingent Liability in respect of such Indebtedness incurred by any Foreign Subsidiary;

(f) Indebtedness of any Co-Borrower owing to the Borrower or any Co-Borrower, which Indebtedness (i) shall be evidenced by a promissory note in form and substance satisfactory to the Agent, duly executed and delivered in pledge to the Agent pursuant to a Loan Document, and shall not be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided, that only the amount repaid in part shall be discharged); and (ii) if incurred by a Foreign Subsidiary owing to the Borrower or a Co-Borrower, shall not (when aggregated with the amount of Investments made by the Borrower and the Co-Borrowers in Foreign Subsidiaries under clause (e) of Section 7.2.5), exceed $1,000,000;

(g) Indebtedness of the Borrower evidenced by the First Mortgage Notes, and Indebtedness of each Co-Borrower in respect of its guarantee of such First Mortgage Notes;

(h) Indebtedness of a Person existing at the time such Person became a Co-Borrower in an amount not to exceed $1,500,000, but only to the extent that such Indebtedness was not created or incurred in contemplation of such Person becoming a Co-Borrower; provided, that neither the Borrower nor any Co-Borrower may have any Contingent Liability in respect of such Indebtedness incurred by any Foreign Subsidiary;

(i) Hedging Obligations (other than with respect to Commodity Hedging Agreements) of the Borrower or any Co-Borrower in respect of the Loans;

(j) Hedging Obligations of the Borrower or any Co-Borrower in respect of Commodity Hedging Agreements;

(k) unsecured Indebtedness of the Borrower evidenced by seller notes issued in connection with any Permitted Acquisition (other than seller notes covered by the following Subsection l), the aggregate amount of which seller notes shall not exceed $10,000,000 at any time outstanding;

(l) unsecured Indebtedness of the Borrower evidenced by seller notes issued in connection with any Permitted Acquisition (other than seller notes covered by the preceding Subsection k); provided, that such seller notes shall (i) be subordinated in right of payment to the payment in full in cash of the Indebtedness in respect of the Obligations, (ii) be non-cash pay or pay-in-kind notes, (iii) not have a maturity date prior to the Stated Maturity Date and (iv) in any event, be issued on terms and pursuant to documentation in all material respects reasonably satisfactory to the Agent;

(m) other Indebtedness of the Borrower and the Co-Borrowers (other than Indebtedness of Foreign Subsidiaries owing to the Borrower or any Co-Borrower that is not a Foreign Subsidiary) in an aggregate amount at any time outstanding not to exceed $4,000,000;

(n) the Great Plains Indebtedness; and

(o) Indebtedness incurred with respect to the Vendor Debt not to exceed $10,000,000 in an aggregate principal amount at any time outstanding, the proceeds of which shall be used only for prepayments of the indebtedness due under the First Mortgage Notes or purchase of the First Mortgage Notes in the market or otherwise, in accordance with Section 7.2.15;

provided, however, that (i) no Indebtedness otherwise permitted by clauses (e), (f)(ii), (h), (k), (l) or (m) shall be assumed or otherwise Incurred if a Default has occurred and is then continuing or would result therefrom, (ii) Indebtedness permitted by clause (g) may be refinanced, refunded, renewed, or extended in accordance with Section 7.2.10, and (iii) Indebtedness evidenced by each of the Seller Notes and the 399VP Notes issued at the time of the Original Credit Agreement shall not be exchanged for First Mortgage Notes without the consent of the Required Lenders.

7.2.3 Liens. The Borrower and the Co-Borrowers will not Incur any Lien upon any of their property, revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations;

(b) until the Effective Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 7.2.2;

(c) Liens, to the extent still outstanding on the Effective Date which are identified in Item 7.2.3(c) of the Disclosure Schedule (under the title “ Ongoing Liens “) securing, respectively, Indebtedness described in clause (c) of Section 7.2.2, and refinancings of such Indebtedness; provided, that no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Effective Date (as such Indebtedness may have been permanently reduced subsequent to the Effective Date);

(d) Liens securing Indebtedness of the type permitted under clause (e) of Section 7.2.2; provided, that such Lien (i) is granted within 60 days after such Indebtedness is incurred and (ii) encumbers only the assets that are acquired with the proceeds of the Indebtedness referred to in such clause;

(e) Liens securing Indebtedness permitted by clause (h) of Section 7.2.2; provided, that such Liens existed prior to such Person becoming a Co-Borrower, were not created in anticipation thereof and attach only to specific tangible assets of such Person (and not assets of such Person generally);

(f) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g) Liens incurred or deposits made in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(h) judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and securing judgments which do not otherwise result in an Event of Default under Section 8.1.6;

(i) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(j) Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(k) Liens on the Fixed Assets of the Borrower, the Co-Borrowers and each Farmarkets Subsidiary securing the First Mortgage Notes;

(l) Liens on Fixed Assets that are not subject to Liens securing the Obligations, securing Indebtedness permitted by clause (m) or clause (o) of Section 7.2.2;

(m) junior Liens on intangible assets of the Borrower and the Co-Borrowers consisting of seed trademarks, seed trade names, seed copyrights, seed patents and other intellectual property related to seed (upon which the Lenders will continue to hold the senior Liens), securing Indebtedness permitted by clause (o) of Section 7.2.2.

7.2.4 Financial Covenants.

(a) Interest Coverage Ratio. The Borrower and the Co-Borrowers will not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter set forth below to be less than the ratio determined below opposite such period:

Period	Interest Coverage Ratio
December 31, 2003	1.60:1
March 31, 2004	1.60:1
Each June 30, September 30, and December 31 thereafter	1.70:1
Each March 31 thereafter	1.60:1

(b) Minimum EBITDA. The Borrower and the Co-Borrowers will not permit EBITDA as of the last day of any Fiscal Quarter set forth below, calculated for that Fiscal Quarter and the three Fiscal Quarters preceding that Fiscal Quarter, to be less than the amount set forth opposite such period:

Period	EBITDA
December 31, 2004 and each Fiscal Quarter thereafter	$58,000,000

(c) Minimum Tangible Net Worth. The Borrower and the Co-Borrowers will not permit Tangible Net Worth as of the last day of any Fiscal Year set forth below to be less than the amount set forth opposite such period:

Period	Tangible Net Worth
December 31, 2003	$30,000,000
December 31, 2004	$36,000,000
December 31, 2005	$46,000,000
December 31, 2006 and each December 31 thereafter	$54,000,000

(d) Fixed Charge Coverage Ratio. The Borrower and the Co-Borrowers will not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter set forth below to be less than the ratio set forth opposite such period:

Period	Fixed Charge Coverage Ratio
December 31, 2003 and each March 31 thereafter	1.05:1
Each June 30, September 30, and December 31 thereafter	1.10:1

7.2.5 Investments. The Borrower and the Co-Borrowers will not Incur any Investment in any other Person, except:

(a) Investments, to the extent still outstanding on the Effective Date which are identified in Item 7.2.5(a) of the Disclosure Schedule (under the title “Ongoing Investments”);

(b) Cash Equivalent Investments;

(c) without duplication, Investments permitted as Indebtedness pursuant to Section 7.2.2;

(d) without duplication, Investments permitted as Capital Expenditures pursuant to Section 7.2.7;

(e) Investments by the Borrower in any of the Co-Borrowers, or by any such Co-Borrower in any other Co-Borrower or in the Borrower, by way of contributions to capital or purchases of equity;

(f) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase of goods, materials or services, in each case, in the ordinary course of business;

(g) Investments received in connection with the bankruptcy or reorganization of or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h) Investments consisting of any deferred portion of the sales price received by the Borrower or any Co-Borrower in connection with any asset sale permitted under Section 7.2.9;

(i) {Intentionally Omitted}

(j) Investments in Parent to the extent necessary to enable Parent to pay (i) its overhead expenses in an amount not to exceed the amount set forth in clause (b)(i) of Section 7.2.6 (which amount shall be reduced dollar-for-dollar to the extent of any Restricted Payments made pursuant to such clause (b)(i)), and (ii) Taxes;

(k) Investments constituting Permitted Acquisitions in an aggregate amount not to exceed $25,000,000 in any Fiscal Year; provided, that (i) such Investments shall result in the acquisition of a wholly-owned Restricted Subsidiary and (ii) upon making such Investments, the provisions of Section 7.1.7 are complied with;

(l) other Investments made by the Borrower or any Co-Borrower in an aggregate amount not to exceed $2,500,000 at any time outstanding; and

provided, however, that (i) any Investment which when made complies with the requirements of clauses (a), (b) or (c) of the definition of “Cash Equivalent Investment” may continue to be held for no more than 180 days following the date that such Investment no longer meets the requirements of such definition; and (ii) no Investment otherwise permitted by clauses (d), (e), (j), (k) or (l) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

7.2.6 Restricted Payments, etc. The Borrower and the Co-Borrowers will not declare or make a Restricted Payment (including the making of any Restricted Payment to Parent to pay the principal or interest accrued on either the Seller Notes and the 399VP Notes), or make any deposit for any Restricted Payment, other than

(a) Restricted Payments made by the Co-Borrowers to the Borrower or other Co-Borrowers,

(b) Restricted Payments made to Parent to the extent necessary to enable Parent to (i) pay its overhead expenses in an amount not to exceed $2,000,000 in the aggregate in any Fiscal Year (which amount shall be reduced dollar-for-dollar to the extent of any Investments made pursuant to clause (j)(i) of Section 7.2.5), (ii) pay Taxes and (iii) so long as (A) no Default shall have occurred and be continuing on the date such Restricted Payment is declared or to be made, nor would a Default result from the making of such Restricted Payment, (B) after giving effect to the making of such Restricted Payment, the Borrower and the Co-Borrowers shall be in pro forma compliance with the covenants set forth in Section 7.2.4 for the most recent full Fiscal Quarter immediately preceding the date of the making of such Restricted Payment for which the relevant financial information has been delivered pursuant to clause (a) or clause (b) of Section 7.1.1, and (C) an Authorized Officer of the Borrower shall have delivered a certificate to the Agent in form and substance satisfactory to the Agent (including a calculation of compliance with the covenants set forth in Section 7.2.4 in reasonable detail) certifying as to the accuracy of clauses (A) and (B) above, repurchase, redeem or otherwise acquire or retire for value any Capital Stock of Parent, or any warrant, option or other right to acquire Capital Stock of Parent, held by any member of management of the Borrower or any Co-Borrower pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock, warrants, options and other rights shall not exceed $1,000,000 in the aggregate from the Closing Date through the life of this Agreement.

7.2.7 Capital Expenditures. The Borrower and the Co-Borrowers will not make or commit to make Capital Expenditures in any Fiscal Year, except (subject (in the case of Capitalized Lease Liabilities) to clause (e) of Section 7.2.2) Capital Expenditures which do not aggregate in excess of the amount set forth below opposite such Fiscal Year:

Fiscal Year	Capital Expenditure Amount
2003 and thereafter	$25,000,000.

7.2.8 Consolidation, Merger, etc. The Borrower and the Co-Borrowers will not liquidate or dissolve, consolidate with, or merge into (“Combine” or a “Combination”) or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except

(a) any such Co-Borrower may Combine into the Borrower or any other and the Co-Borrower, and the assets or stock of any Co-Borrower may be purchased or otherwise acquired by the Borrower or any other Co-Borrower; provided, that notwithstanding the above, a Co-Borrower may only Combine with and into another Co-Borrower if, after giving effect to such Combination, the Borrower continues to own (directly or indirectly), and the Agent continues to have pledged to it pursuant to a Pledge Agreement, a percentage of the issued and outstanding shares of Capital Stock (on a fully diluted basis) of the Co-Borrower surviving such Combination that is equal to or in excess of the greater of the percentage of the issued and outstanding shares of Capital Stock (on a fully diluted basis) of the Co-Borrower that does not survive such Combination or the Co-Borrower that does survive such Combination that was (in each case, immediately prior to the Combination) owned by the Borrower or pledged to the Agent, pursuant to such documentation and opinions as shall be necessary in the opinion of the Agent to create, perfect or maintain the collateral position of the Agent and the Secured Parties therein as contemplated by this Agreement; and

(b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrower or any Co-Borrower may purchase all or substantially all of the assets of any Person (or any division thereof) not then a Co-Borrower, or acquire such Person by Combination, if permitted (without duplication) pursuant to Section 7.2.7 to be made as a Capital Expenditure or if permitted (without duplication) pursuant to Section 7.2.5 to be made as an Investment.

7.2.9 Asset Dispositions, etc. The Borrower and the Co-Borrowers will not Dispose of any of the Borrower’s or such Co-Borrower’s assets (including accounts receivable, and Capital Stock of Co-Borrowers) to any Person in one transaction or series of transactions unless such Disposition is

(a) inventory Disposed of in the ordinary course of its business or an Equipment Disposition,

(b) permitted by Section 7.2.8,

(c) a transfer of the Fixed Assets of the Borrower and the Co-Borrowers that are not subject to Liens securing the Obligations or

(d) (i) for fair market value and the consideration consists of no less than 80% in cash or Marketable Securities (provided, that such percentage shall be reduced to 50% with respect to the Disposition of any asset with a fair market value which is not in excess of $500,000), (ii) the Net Disposition Proceeds received from such assets, together with the Net Disposition Proceeds of all other assets Disposed pursuant to this clause (d) since the Closing Date (other than with respect to Net Disposition Proceeds reinvested pursuant to clause (d) of Section 3.1.1), does not exceed (individually or in the aggregate) $2,000,000 through the life of this Agreement and (iii) an amount equal to the Net Disposition Proceeds generated from such Disposition are applied as Net Disposition Proceeds to prepay the Loans pursuant to the terms of Section 3.1.1 and Section 3.1.2.

7.2.10 Modification of Certain Agreements. The Borrower and the Co-Borrowers will not, and will not permit Parent or any Farmarkets Subsidiary, respectively, to consent to any material amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any material rights with respect to the terms or provisions contained in any of the First Mortgage Note Documents, except (i) in connection with any refinancing, refunding, renewal or extension of the Indebtedness evidenced by the First Mortgage Notes (which refinancing, refunding, renewal or extension shall be on No Less Favorable Terms and Conditions) or (ii) as otherwise permitted pursuant hereto (and on terms and conditions and pursuant to documentation reasonably satisfactory to the Agent).

7.2.11 Transactions with Affiliates. The Borrower and the Co-Borrowers will not enter into or cause or permit to exist any arrangement or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement or contract

(a) is on fair and reasonable terms not materially less favorable to the Borrower or such Co-Borrower than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and

(b) is of the kind which would be entered into by a prudent Person in the position of the Borrower or such Co-Borrower with a Person that is not one of its Affiliates.

7.2.12 Negative Pledges, Restrictive Agreements, etc. The Borrower and the Co-Borrowers will not (other than pursuant to a Permitted Acquisition), enter into any agreement prohibiting

(a) (i) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired (other than (x) in the case of any assets acquired with the proceeds of any Indebtedness permitted under clause (e) of Section 7.2.2 or subject to Capitalized Lease Liabilities permitted under such clause (e), customary limitations and prohibitions contained in such Indebtedness; and (y) limitations and prohibitions contained in the Joint Marketing Arrangement on new Liens on the property upon which Liens are permitted under clause (m) of Section 7.2.3), or (ii) the ability of the Borrower or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document; or

(b) any Co-Borrower from making any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Co-Borrower to make any payment, directly or indirectly, to the Borrower.

7.2.13 Sale and Leaseback. The Borrower and the Co-Borrowers will not directly or indirectly enter into any agreement or arrangement with any other Person providing for the sale or transfer by it of any property (now owned or hereafter acquired) having a fair market value of more than $2,000,000 in the aggregate at any time outstanding which has been or is to be sold or transferred by the Borrower or any Co-Borrower to a Person and the subsequent lease or rental of such property or other similar property from such Person.

7.2.14 Stock of Subsidiaries. The Borrower and the Co-Borrowers will not,

(a) issue any Capital Stock (whether for value or otherwise) to any Person other than the Borrower or another wholly-owned Co-Borrower or

(b) become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any shares of Capital Stock of the Borrower or any Co-Borrower or any option, warrant or other right to acquire any such shares of Capital Stock.

7.2.15 Prepayment of First Mortgage Notes. The Borrower and the Co-Borrowers will not prepay the indebtedness due under the First Mortgage Notes or purchase the First Mortgage Notes in the market or otherwise, except, so long as no Default shall have occurred and be continuing on the date of such prepayment or purchase, nor would a Default result from the making of such prepayment or purchase, then prepayments of the indebtedness due under the First Mortgage Notes or purchase of the First Mortgage Notes in the market or otherwise may be made by the Borrower. Provided, however (i) such prepayment or purchase shall not exceed $30,000,000 in the aggregate from the Closing Date through the life of this Agreement; and (ii) no more than $20,000,000 of said $30,000,000 shall be from any source other than the Joint Marketing Agreement. In order to demonstrate that no Default would result from the making of such prepayment or purchase, the Borrower shall have delivered to the Agent a Compliance Certificate for the period and projecting four full Fiscal Quarters immediately after such prepayment or purchase (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the prepayment or purchase and evidencing compliance with the covenants set forth in Section 7.2.4 as of the end of each of the four Fiscal Quarters projected.

ARTICLE VIII

EVENTS OF DEFAULT

8.1 Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”.

8.1.1 Non-Payment of Obligations.

(a) The Borrower and the Co-Borrowers shall default in the payment or prepayment when due of any principal of any Loan,

(b) the Borrower and the Co-Borrowers shall default in the payment when due of any Reimbursement Obligation or deposit of cash collateral for purposes pursuant to Section 2.6.4 or

(c) the Borrower or any other Obligor shall default (and such default shall continue unremedied for a period of three Business Days) in the payment when due of any interest or fee with respect to the Loans or Commitments or of any other Obligation.

8.1.2 Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

8.1.3 Non-Performance of Certain Covenants and Obligations. The Borrower or any Co-Borrower shall default in the due performance and observance of any of its obligations under Section 7.1.5, Section 7.1.8 and Section 7.2, or Section 4.4(c) of the Borrower Pledge and Security Agreement or the Subsidiary Pledge and Security Agreement involving an amount of cash collateral in excess of $250,000. The Borrower shall default in the due performance and observance of its obligations under Section 7.1.1, and such default shall continue unremedied for a period of 20 days.

8.1.4 Non-Performance of Other Covenants and Obligations. The Borrower or any other Obligor shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Agent (of the Agent’s own accord or upon the written request of any Lender); provided, however, the Borrower shall not be in default of clause (a) of Section 7.1.6 if the Borrower and its Subsidiaries commence their response to such non-compliance within the period permitted by such Environmental Laws.

8.1.5 Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Subsidiaries or any other Obligor having a principal amount, individually or in the aggregate, in excess of $1,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

8.1.6 Judgments. Any judgment or order for the payment of money in excess of $1,000,000 (not covered by insurance from a responsible insurance company that is not denying its liability with respect thereto) shall be rendered against the Borrower or any of its Subsidiaries or any other Obligor and such judgment or order remains undischarged, unbonded or unstayed for a period of thirty (30) consecutive days from the date of entry thereof.

8.1.7 Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

(a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000; or

(b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

8.1.8 Change in Control. Any Change in Control shall occur.

8.1.9 Bankruptcy, Insolvency, etc. The Borrower or any of its Subsidiaries or any other Obligor shall

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Subsidiaries or any other Obligor or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Borrower, each Subsidiary of the Borrower and each other Obligor hereby expressly authorizes the Agent, the Issuer and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of its Subsidiaries or any other Obligor, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary or such other Obligor, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or such other Obligor or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower, each Subsidiary of the Borrower and each other Obligor hereby expressly authorizes the Agent, the Issuer and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

8.1.10 Impairment of Security, etc.

(a) Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto;

(b) the Borrower, any other Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or

(c) any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien, subject only, in each case, to those exceptions expressly permitted by such Loan Document except to the extent any event referred to above (i) relates to assets of the Borrower or any of its Subsidiaries which are immaterial, (ii) results from the failure of the Agent to maintain possession of certificates representing securities pledged under any Pledge Agreement or to file continuation statements under the UCC of any applicable jurisdiction or (iii) is covered by a lender’s title insurance policy and the relevant insurer promptly after the occurrence thereof shall have acknowledged in writing that the same is covered by such title insurance policy.

8.2 Action if Bankruptcy. If any Event of Default described in clauses (a) through (e) of Section 8.1.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and the Borrower and the Co-Borrowers shall be obligated to immediately Cash Collateralize all Letter of Credit Outstandings.

8.3 Action if Other Event of Default. If any Event of Default (other than an Event of Default described in clauses (a) through (e) of Section 8.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable, require the Borrower and the Co-Borrowers to Cash Collateralize all Letter of Credit Outstandings and/or declare the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrower and the Co-Borrowers shall be obligated to immediately Cash Collateralize all Letter of Credit Outstandings.

ARTICLE IX

THE AGENT

9.1 Actions. Each Lender hereby appoints U.S. Bank as its administrative agent under and for purposes of this Agreement and each other Loan Document. Each Lender authorizes the Agent to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent (with respect to which the Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. The Agent may execute any its duties under this Agreement and each other Loan Document by or through its employees, agents and attorneys-in-fact. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agent, pro rata according to such Lender’s Percentage of the then existing Revolving Loan Commitment Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of this Agreement and any other Loan Document, including reasonable attorneys’ fees, and as to which the Agent is not reimbursed by the Borrower or any other Obligor (and without limiting the obligation of the Borrower or any other Obligor to do so); provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which have resulted solely from the Agent’s gross negligence or willful misconduct. The Agent shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become, in the Agent’s determination, inadequate, the Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

9.2 Funding Reliance, etc. Unless the Agent shall have been notified by telephone, confirmed in writing, by any Lender by 2:00 p.m., Denver, Colorado time, on the day prior to a Borrowing or Disbursement with respect to a Letter of Credit pursuant to Section 2.6.2 that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Agent, such Lender and the Borrower severally agree to repay the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Agent made such amount available to the Borrower to the date such amount is repaid to the Agent, at the Federal Funds Rate for the first two days, and thereafter, at the interest rate applicable at the time to Loans comprising such Borrowing.

9.3 Exculpation. None of the Agent or any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Borrower or any other Obligor of its obligations hereunder or under any other Loan Document. None of the Agent or any of its directors, officers, employees or agents shall be responsible for or have any duty to ascertain, inquire into or verify

(a) any statement, warranty or representation made in connection with any Loan Document or any Borrowing hereunder,

(b) the performance or observance of any of the covenants or agreements of any Obligor under any Loan Document, including any agreement by an Obligor to furnish information directly to each Lender,

(c) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Agent,

(d) the existence or possible existence of any Default or Event of Default, or

(e) the financial condition of the Borrower or any other Obligor.

Any such inquiry which may be made by the Agent or the Issuer shall not obligate it to make any further inquiry or to take any action. The Agent and the Issuer shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agent or the Issuer, as applicable, believe to be genuine and to have been presented by a proper Person.

9.4 Successor. The Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified in such notice. If the Agent at any time shall resign or be removed, the Required Lenders may, with the prior consent of the Borrower (which consent shall not be unreasonably withheld or delayed), appoint another Lender as a successor Agent which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving notice of resignation or receiving notice of removal, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as such, the provisions of

(a) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement, and

(b) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

Notwithstanding anything else to the contrary in this Section 9.4, the Agent may at any time, without the consent of the Borrower or any Lender, appoint an Affiliate which is a commercial banking institution as a successor Agent.

9.5 Credit Extensions by the Agent and Issuer. The Agent and the Issuer shall have the same rights and powers with respect to

(a) in the case of the Agent, the Credit Extensions made by it or any of its Affiliates and

(b) in the case of the Issuer, the Loans made by it or any of its Affiliates, as any other Lender and may exercise the same as if it were not the Agent or the Issuer.

The Agent, the Issuer and each of their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower and the Co-Borrowers or any Subsidiary or Affiliate of the Borrower and the Co-Borrowers as if the Agent or Issuer were not the Agent or Issuer hereunder.

9.6 Credit Decisions. Each Lender acknowledges that it has, independently of the Agent, the Issuer and each other Lender, and based on such Lender’s review of the financial information of the Borrower and the Co-Borrowers, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Agent, the Issuer and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

9.7 Copies, etc. The Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Agent from the Borrower for distribution to the Lenders by the Agent in accordance with the terms of this Agreement. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent, but that may be voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

9.8 Co-Agents. Each Lender hereby appoints U.S. Bank and The CIT Group/Business Credit, Inc. as its collateral agent under and for purposes of this Agreement and each other Loan Document. Each Lender authorize the Collateral Agents to act on behalf of such Lender under this Agreement and each other Loan Document. The Collateral Agents may execute any of their duties under this Agreement and each other Loan Document by or through its employees, agents and attorneys-in-fact. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Collateral Agents, pro rata according to such Lender’s Percentage of the then existing Revolving Loan Commitment Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Collateral Agents in any way relating to or arising out of this Agreement and any other Loan Document, including reasonable attorneys’ fees, and as to which the Agent is not reimbursed by the Borrower or any other Obligor (and without limiting the obligation of the Borrower or any other Obligor to do so); provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which have resulted solely from the Collateral Agent’s gross negligence or willful misconduct. The terms of Section 9.3, Section 9.5 and Section 9.6, as they apply to the Agent, shall also apply to the Collateral Agents, in such capacity. A Collateral Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders. A Collateral Agent may be removed at any time with or without cause by written notice received by the Collateral Agent from the Required Lenders, such removal to be effective on the date specified in such notice. If a Collateral Agent at any time shall resign or be removed, the Required Lenders may, with the prior consent of the Borrower (which consent shall not be unreasonably withheld or delayed), appoint another Lender as a successor Collateral Agent which shall thereupon become Collateral Agent hereunder. Upon the acceptance of any appointment as a Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation or removal hereunder as such, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement, and Section 10.4 shall continue to inure to its benefit. If at any time there are no Collateral Agents, the duties of the Collateral Agents shall be performed by the Agent. Notwithstanding anything else to the contrary contained in this Agreement or any other Loan Document, any Documentation Agent at anytime designated as such, shall have no duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Documentation Agent, in such capacity. It is acknowledged that the Collateral Agents shall be expected to conduct at least three field examinations and to obtain at least one appraisal of inventory during each calendar year commencing with calendar year 2004.

9.9 Notices of Default. Notwithstanding anything else to the contrary contained in this Agreement or any other Loan Document, the Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default unless the Agent has received notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives any Notice of Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to a Default or Event of Default specified in any Notice of Default as shall be directed by the Required Lenders; provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to in writing by the Borrower and each Obligor party thereto and the Required Lenders; provided, however, that no such amendment, modification or waiver which would:

(a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to in writing by each Lender;

(b) modify this Section 10.1 or clause (a) of Section 10.10, change the definition of “Required Lenders”, increase any Commitment Amount or the Percentage of any Lender, extend the due date for, or reduce the amount of any fees described in Article III, release any Co-Borrower from its obligations under the Subsidiary Guaranty, release Parent from its obligations under the Parent Guaranty and Pledge Agreement, extend the Stated Maturity Date, or release collateral, unless consented to in writing by each Lender, provided, however (i) the Agent shall release collateral as otherwise specifically provided in this Agreement (including, but not limited to, Section 7.2.9), the Subsidiary Guaranty or either Pledge and Security Agreement); and (ii) the Agent shall, at the request of the Borrower and with the consent of the Required Lenders, release additional collateral with an aggregate book value not to exceed $5,000,000 during any fiscal year of Borrower, provided that a reasonably equivalent amount of cash proceeds is generated and paid to the Lenders as Net Disposition Proceeds;

(c) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan or any Reimbursement Obligation (or reduce the principal amount of or rate of interest on any Loan or any Reimbursement Obligation) unless consented to in writing by each Lender or, in the case of a Reimbursement Obligation, the Issuer owed, and those Lenders participating in, such Reimbursement Obligation;

(d) increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit;

(e) affect adversely the interests, rights or obligations of the Agent or the Issuer (in its capacity as Agent or Issuer), unless consented to in writing by the Agent or the Issuer, as the case may be;

(f) change the definition of “Borrowing Base Amount”, “Eligible Account”, “Eligible Inventory” or “Net Asset Value”, or any of the defined terms used therein, in each case if the effect of such change would be to require a Lender to make or participate in a Credit Extension in an amount that is greater than such Lender would have had to make or participate in immediately prior to such amendment, modification or waiver unless consented to in writing by each Lender; or

(g) change or waive the application of clause (a)(ii) and clause (b)(ii) of Section 2.1.2 or clause (b)(ii) of Section 2.1.3, and clause (b) of Section 5.2.1, respectively, unless consented to in writing by Lenders having at least 70% of the Revolving Loan Commitment Amount.

No failure or delay on the part of the Agent, the Issuer or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower or another Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Agent, the Issuer or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

For purposes of this Section 10.1, the Agent shall have primary responsibility, together with the Borrower, in the negotiation, preparation, and documentation relating to any amendment, modification or waiver of this Agreement, any other Loan Document or any other agreement or document related hereto or thereto contemplated pursuant to this Section.

10.2 Notices. All notices, requests and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth on Schedule II-2 hereto or, in the case of a Lender which becomes a party hereto after the date hereof, as set forth in the Lender Assignment Agreement pursuant to which such Lender becomes a Lender hereunder or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice,

(a) if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received, or

(b) if transmitted by facsimile, shall be deemed given when transmitted (and telephonic confirmation of receipt thereof has been received).

10.3 Payment of Costs and Expenses. The Borrower and the Co-Borrowers agree to pay on demand all reasonable expenses of the Agent (including without limitation, filing fees, recording fees, document or recording taxes, search fees, appraisal fees and expenses, and the fees and expenses of the Agent’s attorneys, paralegals, and legal assistants, whether outside the Agent or in the Agent’s legal department and of local or foreign counsel, if any, who may be retained by counsel to the Agent, and whether such expenses and fees are incurred prior to or after the Closing Date) in connection with

(a) the syndication by the Agent of the Loans, the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

(b) the filing or refiling of the Pledge and Security Agreements and/or any UCC financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or refiled by the terms hereof or of any Pledge Agreement or any Security Agreement;

(c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document; and

(d) the evaluation or appraisal (by Persons other than employees of a Lender) from time to time of inventory or Fixed Assets subject to a Lien to secure the Obligations.

The Borrower and the Co-Borrowers further agree to pay, and to save the Agent and the Lenders harmless from all liability for, any stamp or other similar taxes which may be payable in connection with the execution or delivery of this Agreement, the Borrowings hereunder, the issuance of the Notes, the issuance of the Letters of Credit, or any other Loan Documents. The Borrower and the Co-Borrowers also agree to reimburse the Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Agent or such Lender in connection with

(a) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and

(b) the enforcement of any Obligations, which shall include any action or participation in any bankruptcy proceeding.

10.4 Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitment, the Borrower and the Co-Borrowers indemnify, exonerate and hold the Agent the Collateral Agents, the Issuer and each Lender and each of their respective partners, trustees, officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

(a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension;

(b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower or any Co-Borrower as the result of any determination by the Agent and the Required Lenders pursuant to Article V not to make any Credit Extension hereunder but excluding any such action in which a court of competent jurisdiction in a final nonappealable judgment determined that such Lenders breached their obligations hereunder in respect of such Credit Extension);

(c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not the Agent, the Issuer or such Lender is party thereto;

(d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower or any of its Subsidiaries of any Hazardous Material; or

(e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party, by reason of the relevant Indemnified Party’s gross negligence or willful misconduct. Each Obligor and its permitted successors and assigns hereby waive, release and agree not to make any claim, or bring any cost recovery action against, the Agent, the Issuer or any Lender under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted, except to the extent arising out of the gross negligence or willful misconduct of any Indemnified Party. It is expressly understood and agreed that to the extent that any of such Persons is strictly liable under any Environmental Laws, such Obligor’s obligation to such Person under this indemnity shall likewise be without regard to fault on the part of such Obligor, to the extent permitted under applicable law, with respect to the violation or condition which results in liability of such Person. If and to the extent that the foregoing undertaking may be unenforceable for any reason, such Obligor hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

10.5 Survival. The obligations of the Borrower and the Co-Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4 shall in each case survive any termination of this Agreement, the payment in full of all Obligations, the termination of all Commitments and any assignment from one Lender to another (in the case of Sections 10.3 and 10.4). The representations and warranties made by the Borrower and each other Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

10.6 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

10.7 Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

10.8 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original (whether such counterpart is originally executed or an electronic copy of an original) and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Co-Borrowers and each Lender (or notice thereof satisfactory to the Agent) shall have been received by the Agent and notice thereof shall have been given by the Agent to the Borrower, the Co-Borrowers and each Lender. The Obligations of the Borrower and the Co-Borrowers under this Agreement and any Note shall be joint and several. The Lenders may settle, release, compromise, collect or otherwise liquidate the obligations of any Borrower or any Co-Borrower, any guarantor of such obligations, and any security or collateral for such obligations or for any such guaranty, in any manner, without affecting or impairing the obligations of any Borrower or any Co-Borrower.

10.9 Governing Law; Entire Agreement. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCLUDING THE LAW OF CONFLICTS BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

(a) the Borrower and the Co-Borrowers may not assign or transfer its rights or obligations hereunder without the prior written consent of the Agent and all Lenders; and

(b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

10.11 Sale and Transfer of Loans; Participations in Loans and Notes. Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with this Section 10.11.

10.11.1 Assignments. Any Lender (an “Assignor Lender”),

(a) with the written consents (whether by originally executed counterpart or electronic copy thereof) of the Borrower and the Agent, (i) which consents shall not be unreasonably delayed or withheld and (ii) which consents shall not be required (but notice to the Borrower and the Agent shall be required) in the case of assignments made (A) to the Agent or any of its Affiliates, (B) by the Agent or any of its Affiliates to any commercial bank, any fund which is regularly engaged in making, purchasing or investing in loans or securities or any other financial institution the long-term certificate of deposit rating or long-term senior unsecured debt rating of which as determined by S&P or Moody’s is at least BBB or Baa2 and (C) at any time when an Event of Default shall have occurred and be continuing), may at any time assign and delegate to one or more commercial banks, funds which are regularly engaged in making, purchasing or investing in loans or securities or other financial institutions, and

(b) with notice to the Borrower and the Agent, but without the consent of the Borrower, the Agent or the Issuer, may assign and delegate to any of its Affiliates or to any other Lender or to a Related Fund of any Lender (each such Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Lender’s total Loans, participations in Letters of Credit and Letter of Credit Outstandings with respect thereto and Commitments (which assignment and delegation shall be, as among Revolving Loan Commitments, Revolving Loans and participations in Letters of Credit, of a constant, and not a varying, percentage) in a minimum aggregate amount equal to the lesser of (i) $5,000,000 (if such assignment and delegation is to a Person not then a Lender, an Affiliate of any Lender or a Related Fund) or (ii) the then remaining amount of such Lender’s Loans and Commitments; provided, however, that any such Assignee Lender will comply, if applicable, with the provisions contained in Section 4.6 and the Borrower, each other Obligor and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until (A) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Agent by such Lender and such Assignee Lender, (B) such Assignee Lender shall have executed and delivered to the Borrower and the Agent a Lender Assignment Agreement, accepted by the Agent, and (C) the processing fees described below shall have been paid.

(c) From and after the date that the Agent accepts such Lender Assignment Agreement, (i) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (ii) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents.

(d) (i) Within ten Business Days after its receipt of notice that the Agent has received an executed Lender Assignment Agreement, the Borrower and the Co-Borrowers shall execute and deliver to the Agent (for delivery to the relevant Assignee Lender), and to the extent requested, new Notes evidencing such Assignee Lender’s assigned Loans and Commitments and, if the Assignor Lender has retained Loans and Commitments hereunder, replacement Notes in the principal amount of the Loans and Commitments retained by the Assignor Lender hereunder (such Notes to be in exchange for, but not in payment of, those Notes then held by such Assignor Lender); (ii) each such Note shall be dated the date of the predecessor Notes; (iii) the Assignor Lender shall mark the predecessor Notes “exchanged” and deliver them to the Borrower; (iv) accrued interest on that part of the predecessor Notes evidenced by the new Notes, and accrued fees, shall be paid as provided in the Lender Assignment Agreement; (v) accrued interest on that part of the predecessor Notes evidenced by the replacement Notes shall be paid to the Assignor Lender; and (vi) accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement.

(e) Such Assignor Lender or such Assignee Lender must also pay a processing fee to the Agent upon delivery of any Lender Assignment Agreement in the amount of $3,500; provided, that no such processing fee shall be required in connection with any such assignment and delegation (i) by a Lender to its Affiliate or to a Related Fund, (ii) by a Lender to a Federal Reserve Bank (or, if such Lender is an investment fund, to the trustee under the indenture to which such fund is a party in support of its obligations to such trustee), (iii) by the Agent and such assignment and delegation is in connection with the primary syndication of the Loans or (iv) if the non-payment of the processing fee is otherwise consented to by the Agent.

(f) Any attempted assignment and delegation not made in accordance with this Section 10.11.1 shall be null and void. Nothing contained in this Section 10.11.1 shall prevent or prohibit any Lender from pledging its rights (but not its obligations to make Loans or participate in Letters of Credit of Letter of Credit Outstandings) under this Agreement and/or its Loans and/or its Notes hereunder (i) to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) in the case of a Lender that is an investment fund, to the trustee under the indenture to which such fund is a party in support of its obligations to such trustee; provided, that any such assignment to a trustee shall be subject to the provisions of clause (a) of this Section 10.11.1.

(g) In the event that S&P, Moody’s or Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender with a Commitment to make Revolving Loans or participate in Letters of Credit becomes a Lender, downgrade the long-term certificate of deposit rating or long-term senior unsecured debt rating of such Lender, and the resulting rating shall be below BBB-, Baa3 or C (or BB, in the case of Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), respectively, then the Borrower (with the consent of the Agent and the Issuer) shall have the right, but not the obligation, upon notice to such Lender and the Agent, to replace such Lender with an Assignee Lender in accordance with and subject to the restrictions contained in this Section, and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in this Section) all its interests, rights and obligations in respect of its Revolving Loan Commitment under this Agreement to such Assignee Lender; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such Assignee Lender shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest and fees (if any) accrued to the date of payment on the Loans made, and Letters of Credit participated in, by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

10.11.2 Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (each such commercial bank and other Person being herein called a “Participant”) participating interests in any of the Loans, Commitments, participations in Letters of Credit and Letter of Credit Outstandings or other interests of such Lender hereunder; provided, however, that

(a) no participation contemplated in this Section shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document;

(b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

(c) the Borrower and each other Obligor and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d) no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, agree to any reduction in the interest rate or amount of fees that such Participant is otherwise entitled to, a decrease in the principal amount, or an extension of the final Stated Maturity Date, of any Loan in which such Participant has purchased a participating interest or a release of all or substantially all of the collateral security under the Loan Documents or any Co-Borrower under the Subsidiary Guaranty, in each case except as otherwise specifically provided in a Loan Document; and

(e) the Borrower and the Co-Borrowers shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4 that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower and the Co-Borrowers acknowledge and agree, subject to clause (e) above, that, to the fullest extent permitted under applicable law, each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 10.3 and 10.4, shall be considered a Lender.

10.12 Confidentiality. The Lenders shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to any of their examiners, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any bona fide transferee, participant or assignee or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided, however, that

(a) unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information;

(b) prior to any such disclosure pursuant to this Section 10.12, each Lender shall require any such bona fide transferee, participant and assignee receiving a disclosure of nonpublic information to agree in writing (i) to be bound by this Section 10.12; and (ii) to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section 10.12; and

(c) except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower.

In any event the Lenders may make disclosure to any and all persons, without limitation of any kind, of the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Lenders or their representatives relating to such tax treatment and tax structure, provided that, any such disclosure shall not be made (i) to the extent prohibited by applicable securities law or (ii) with respect to any litigation settlement which is subject to nondisclosure. This authorization of tax disclosure is retroactively effective to the commencement of the first discussions between the parties regarding the financial transactions contemplated herein. (The “tax treatment, structure or tax aspects” shall refer to that phrase as used in Section 1.6011-4T(a)(3) (or any successor provision) of the Treasury Regulations (the “Confidentiality Regulation”) promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, or any similar regulation which may otherwise require the Lenders to file Form 8886.)

10.13 Other Transactions. Nothing contained herein shall preclude the Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower, the Co-Borrowers or any of their Affiliates in which the Borrower, the Co-Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

10.14 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY SECURED PARTY OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SET FORTH ON SCHEDULE II-2 HERETO. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

10.15 Waiver of Jury Trial. EACH SECURED PARTY AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS

THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY SUCH SECURED PARTY OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH SECURED PARTY ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

10.16 Waiver of Requirements with Regard to Secured Consignment Agreements. The Borrower, the Co-Borrowers and the Lenders acknowledge the following:

(a) From time to time the Borrower or a Co-Borrower has entered into and will desire to enter into agreements with third parties whereby the Borrower or a Co-Borrower will accept goods on consignment from such third party and will be required to authorize said third party to file one or more UCC financing statements covering the goods consigned or to be consigned under such agreement (a “Secured Consignment Agreement”);

(b) The Borrower Pledge and Security Agreement and the Subsidiary Pledge and Security Agreement prohibit new financing statements or Liens on the Collateral (See Sections 3.5 and 4.8 thereof); and

(c) Collateral includes Inventory and Inventory includes “all goods in which the Grantor has an interest (including goods in which the Grantor has an interest or right as consignee)” (See Sections 2.1 and 2.1(d) of the Borrower Pledge and Security Agreement and the Subsidiary Pledge and Security Agreement).

Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, any violation of the terms of this Agreement or any other Loan Document, especially including but not limited to Sections 3.5 and 4.8(b) of the Borrower Pledge and Security Agreement and/or the Subsidiary Pledge and Security Agreement, that would result from a Secured Consignment Agreement shall be and is hereby waived and consent thereto shall be and is hereby given in accordance with Section 10.1 of this Agreement, subject, in each case, to the condition that the Borrower and any such Co-Borrower shall have obtained and delivered to the Agent, an agreement by the Borrower and any such Co-Borrower, as the case may be, and the would be consignor under the proposed Secured Consignment Agreement, which is executed and ready for acceptance and execution by the Agent and which, in the sole determination of the Agent, is in form and substance satisfactory to the Agent. The Borrower and the Co-Borrowers agree that notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, each Borrowing Base Certificate delivered by Borrower shall contain a detailed report, satisfactory in all respects to the Agent, of all goods held by Borrower or any such Co-Borrower under any Secured Consignment Agreement.

10.17 Schedules and Exhibits.

(a) All Schedules and Exhibits attached to the Original Credit Agreement, except to the extent replaced or amended by the Schedules and Exhibits referred to in the following clause (b), are hereby incorporated into this Agreement by reference and are made a part hereof as if attached hereto, revised generally as follows: (i) all references therein to U.S. Bancorp Ag Credit, Inc., shall be deemed references to U.S. Bank National Association; and (ii) all references to the Credit Agreement, dated as of April 22, 1999, shall be deemed references to this Amended and Restated Credit Agreement, dated as of December 22, 2003.

(b) The following are new exhibits and schedules added to this Agreement, which are attached hereto and are hereby incorporated into this Agreement by reference: (i) Schedule I (Disclosure) is replaced by the schedule attached hereto as Schedule I-2; (ii) Schedule II (Administrative Information) is replaced by the schedule attached hereto as Schedule II-2; (iii) Schedule III (Approved Bailees and Inventory Agents) is replaced by the schedule attached hereto as Schedule III-2; (iv) Exhibit A-1 (Form of Revolving Note) is replaced by the exhibit attached hereto as Exhibit A-1-2; (v) Exhibit A-2 (Form of Swing Line Note) is replaced by the exhibit attached hereto as Exhibit A-2-2; (vi) Exhibit D (Closing Date Certificate) is replaced by the exhibit attached hereto as Exhibit D-2; (vii) Exhibit J (Solvency Certificate) is replaced by the exhibit attached hereto as Exhibit J-2; and (viii) Exhibits F-1, F-2, F-3 and G are amended by the Supplement Amending and Continuing Parent Guaranty and Pledge Agreement, Subsidiary Guaranty, Supplement to Subsidiary Guaranty, Borrower Pledge and Security Agreement, Subsidiary Pledge and Security Agreement, and Supplement to Pledge and Security Agreement attached hereto as Exhibit F-4.

[Signature Pages to Follow]

[Signature Page to Amended and Restated Revolving Credit Agreement Dated as of December 22, 2003]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER

ROYSTER-CLARK, INC., Borrower
1251 Avenue of the Americas
9th Floor, Suite 900
New York, New York 10020

By	/s/ Paul M. Murphy Paul M. Murphy
Its	Chief Financial Officer

CO-BORROWERS

ROYSTER-CLARK RESOURCES, LLC

By	/s/ Paul M. Murphy Paul M. Murphy
Its	Vice President

ROYSTER-CLARK AGRIBUSINESS, INC. (f/k/a IMC AgriBusiness, Inc.)

By	/s/ Paul M. Murphy Paul M. Murphy
Its	Vice President

ROYSTER-CLARK NITROGEN, INC. (f/k/a IMC Nitrogen Company)

By	/s/ Paul M. Murphy Paul M. Murphy
Its	Vice President

LENDERS

U.S. BANK NATIONAL ASSOCIATION, as Agent, as Collateral Agent and as a Lender
950 17th Street, Suite 350
Denver, Colorado 80202

By	/s/ Alan V. Schuler Alan V. Schuler
Its	Vice President

[Signature Page to Amended and Restated Revolving Credit Agreement Dated as of December 22, 2003]

THE CIT GROUP/BUSINESS CREDIT, INC., as Collateral Agent and as a Lender 1211 Avenue of the Americas New York, New York 10036

		By	/s/ Crystal Bailey Crystal Bailey
		Its	Vice President

BANK OF AMERICA, N.A.
600 Peachtree Street, 10th Floor
Atlanta, Georgia 30308

		By	/s/ John Yankauskas John Yankauskas
		Its	Senior Vice President

FLEET CAPITAL CORPORATION
1633 Broadway, 29th Floor
New York, New York 10019

		By	/s/ Suzanne Cozine Suzanne Cozine
		Its	Vice President

UBS AG, STAMFORD BRANCH
677 Washington Blvd.
Stamford, Connecticut 06902

By	/s/ Joselin Fernandes Joselin Fernandes	By	/s/ Barbara Ezell-McMichael Barbara Ezell-McMichael
Its	Associate Director	Its	Associate Director

CONGRESS FINANCIAL
CORPORATION
1133 Avenue of Americas, 29th Floor
New York, New York 10036-6710

		By	/s/ Thomas Ennis Thomas Ennis
		Its	Vice President

[Signature Page to Amended and Restated Revolving Credit Agreement Dated as of December 22, 2003]

PNC BANK, NATIONAL ASSOCIATION One PNC Plaza-6th Floor 249 5th Avenue Pittsburgh, Pennsylvania 15222

By	/s/ Peter Redington Peter Redington
Its	Assistant Vice President

MERRILL LYNCH CAPITAL A division of Merrill Lynch Business Financial Services, Inc. 225 Liberty Street, 5th Floor New York, New York 10281

By	/s/ Thomas Bukowski Thomas Bukowski
Its	Director

WHITEHALL BUSINESS CREDIT CORPORATION One State Street, 7th Floor New York, New York 10004

By	/s/ Alan F. McKay Alan F. McKay
Its	Vice President